     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 1995

                                             REGISTRATION STATEMENT NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               OG&E HOLDING CORP.
             (Exact name of registrant as specified in its charter)

          OKLAHOMA                        6719                   APPLIED FOR
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
    of incorporation or       Classification Code Number)    Identification No.)
       organization)

 101 NORTH ROBINSON, P.O. BOX 321, OKLAHOMA CITY, OKLAHOMA 73101 (405) 553-3000
         (Address, including zip code, and telephone number, including area code, of principal executive offices)

       JAMES G. HARLOW, JR.                  PETER D. CLARKE
       PRESIDENT AND CHIEF              GARDNER, CARTON & DOUGLAS
        EXECUTIVE OFFICER                 321 NORTH CLARK STREET
        OG&E HOLDING CORP.                      SUITE 3400
        101 NORTH ROBINSON               CHICAGO, ILLINOIS 60610
           P.O. BOX 321                       (312) 644-3000
  OKLAHOMA CITY, OKLAHOMA 73101
          (405) 553-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

    APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING: As soon as practicable after the Registration Statement becomes effective and all conditions prerequisite have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                   PROPOSED
                                                   MAXIMUM
                                PROPOSED AMOUNT    OFFERING                           AMOUNT OF
    TITLE OF EACH CLASS OF           TO BE        PRICE PER     MAXIMUM AGGREGATE    REGISTRATION
 SECURITIES BEING REGISTERED      REGISTERED         UNIT         OFFERING PRICE         FEE
Common Stock, par value $.01      44,874,387
 per share....................      shs.(1)       $33.875(2)    $1,520,119,859(2)    $524,180(2)

(1) Includes 40,374,387 shares (which is estimated to be at least as large as the number of shares of Oklahoma Gas and Electric Company common stock expected to be outstanding at the effective date of the exchange described herein (the "Effective Date")) to be distributed in accordance with the exchange described herein and 4,500,000 shares to be issued after the Effective Date pursuant to a dividend reinvestment plan and certain employee benefit plans. Pursuant to Rule 416(c), this Registration Statement also is deemed to register an indeterminate amount of interests for the Retirement Savings Plan. A post-effective amendment on Form S-8 will be filed in connection therewith.

(2) The amounts are estimates made solely for the purpose of determining the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, and are based on the average of the high and low prices of the common stock of Oklahoma Gas and Electric Company as reported by The Wall Street Journal as New York Stock Exchange Composite Transactions for August 4, 1995.
                            ------------------------

    REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               OG&E HOLDING CORP.

    Cross-Reference Sheet showing the location in the Proxy Statement/Prospectus of information required to be included in the Proxy Statement/Prospectus pursuant to Item 501(b) of Regulation S-K

           ITEM NUMBER AND CAPTION                                        LOCATION IN PROXY STATEMENT/PROSPECTUS
           -------------------------------------------------------------  --------------------------------------------------
       A.  Information about the Transaction
                  1.  Forepart of Registration Statement and Outside
                       Front Cover Page of Prospectus...................  Facing page from Form S-4; this cross-reference sheet; Outside Front Cover Page of Proxy
                                                                           Statement/Prospectus
                  2.  Inside Front and Outside Back Cover Pages of
                       Prospectus.......................................  "Documents Incorporated by Reference"; "Available
                                                                           Information"; "Table of Contents"
                  3.  Risk Factors, Ratio of Earnings to Fixed Charges
                       and Other Information............................  Outside Front Cover Page of Proxy
                                                                           Statement/Prospectus; "Summary of Proposed
                                                                           Holding Company Restructuring"; "Risk Factors";
                                                                           "Proposed Holding Company Restructuring --
                                                                           Reasons for the Formation of OG&E Holding, --
                                                                           Certain Pro Forma Financial Information, --
                                                                           Regulatory Matters, -- Appraisal Rights, --
                                                                           Federal Tax Consequences"
                  4.  Terms of the Transaction..........................  "Proposed Holding Company Restructuring -- Reasons
                                                                           for the Formation of OG&E Holding --
                                                                           Restructuring Plan, -- Comparative Shareowners'
                                                                           Rights, -- Description of OG&E Holding Common
                                                                           Stock, -- Agreement and Plan of Share
                                                                           Acquisition, -- Amendment or Termination of Share
                                                                           Acquisition Agreement, -- Conditions to the
                                                                           Restructuring, -- Federal Tax Consequences, --
                                                                           Exchange of Stock Certificates, -- Management of
                                                                           OG&E Holding"
                  5.  Pro Forma Financial Information...................  "Proposed Holding Company Restructuring -- Certain
                                                                           Pro Forma Financial Information"
                  6.  Material Contacts With the Company Being
                       Acquired.........................................  "Proposed Holding Company Restructuring --
                                                                           Management of OG&E Holding, -- Regulatory
                                                                           Matters"
                  7.  Additional Information Required for Reoffering by
                       Persons and Parties Deemed To Be Underwriters....  *
                  8.  Interests of Named Experts and Counsel............  "Legal Opinions"
                  9.  Disclosure of Commission Position on
                       Indemnification for Securities Act Liabilities...  *

       B.  Information about the Registrant
                 10.  Information With Respect to S-3 Registrants.......  *
                 11.  Incorporation of Certain Information by
                       Reference........................................  *
                 12.  Information With Respect to S-2 or S-3
                       Registrants......................................  *
                 13.  Incorporation of Certain Information by
                       Reference........................................  *
                 14.  Information With Respect to Registrants Other Than
                       S-2 or S-3 Registrants...........................  "Introduction"; "Proposed Holding Company
                                                                           Restructuring -- Reasons for the Formation of
                                                                           OG&E Holding"
       C.  Information about the Company Being Acquired
                 15.  Information With Respect to S-3 Companies.........  "Documents Incorporated by Reference"
                 16.  Information With Respect to S-2 or S-3
                       Companies........................................  *
                 17.  Information With Respect to Companies Other Than
                       S-2 or S-3 Companies.............................  *
       D.  Voting and Management Information
                 18.  Information if Proxies, Consents or Authorizations
                       Are To Be Solicited..............................  "Notice of Special Meeting of Shareowners";
                                                                           "Introduction"; "Voting"; "Proposed Holding
                                                                           Company Restructuring -- Appraisal Rights, --
                                                                           Agreement and Plan of Share Acquisition, --
                                                                           Management of OG&E Holding"; "Proposals of
                                                                           Shareowners"
                 19.  Information if Proxies, Consents or Authorizations
                       Are Not To Be Solicited in an Exchange Offer.....  *

------------------------
* Not applicable

                       OKLAHOMA GAS AND ELECTRIC COMPANY

                                                              September   , 1995

Dear Shareowner:

    You are cordially invited to attend a special meeting of Oklahoma Gas and Electric Company at 8:00 a.m. on Thursday, November 16, 1995, at the Company's offices located at 101 North Robinson, Oklahoma City, Oklahoma.

    At this meeting, shareowners will be asked to consider and vote on the formation of a holding company structure for the Company. For the reasons stated in the accompanying Proxy Statement, the Board of Directors believes that the formation of the holding company is in the best interests of the Company and its shareowners and recommends a vote "FOR" the formation of the holding company.

    Even though you may own only a few shares, your proxy is important in making up the total number of shares necessary to hold the meeting. Whether or not you plan to attend the meeting, please fill out, sign and return your proxy card in the envelope provided as soon as possible. Your cooperation will be appreciated.

    Your continued interest in the Company is most encouraging and, on behalf of the Board of Directors and employees of the Company, I want to express our gratitude for your confidence and support.

                                          Very truly yours,

                                          JAMES G. HARLOW, JR.
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                       OKLAHOMA GAS AND ELECTRIC COMPANY
                    NOTICE OF SPECIAL MEETING OF SHAREOWNERS

    A Special Meeting of the Shareowners of Oklahoma Gas and Electric Company (the "Company"), will be held at 8:00 a.m. on Thursday, November 16, 1995 at the Company's offices located at 101 North Robinson, Oklahoma City, Oklahoma, for the following purposes:

    (1) To approve an Agreement and Plan of Share Acquisition, whereby OG&E Holding Corp. will become the holding company parent of the Company and the holders of Company Common Stock will become holders of OG&E Holding Corp. Common Stock;

    (2) To act upon such other matters as may properly come before the meeting.

    The Board of Directors has fixed the close of business on September 19, 1995, as the record date for determination of shareowners entitled to notice of and to vote at said meeting or any adjournment thereof. A list of such shareowners will be available, as required by law, at the principal offices of the Company at 101 North Robinson, Oklahoma City, Oklahoma 73102. Holders of record on September 19, 1995, of the Company's Common Stock or 4% Cumulative Preferred Stock (par value $20 per share) are entitled to vote on all matters that may properly come before the meeting.

    IF THE PROPOSED HOLDING COMPANY RESTRUCTURING IS APPROVED, HOLDERS OF THE COMPANY'S COMMON STOCK WILL AUTOMATICALLY BECOME HOLDERS OF OG&E HOLDING CORP.'S COMMON STOCK. IT WILL NOT BE NECESSARY FOR YOU TO EXCHANGE YOUR PRESENT STOCK CERTIFICATES. In the future, as outstanding certificates of the Company's Common Stock are presented for transfer or exchange, new certificates will be issued bearing the name "OG&E Holding Corp."

    As described under "Proposed Holding Company Restructuring -- Appraisal Rights", holders of the Company's Common Stock are entitled to assert appraisal rights under the provisions of Section 1091 of the Oklahoma General Corporation Act included as Appendix C in the accompanying Proxy Statement/Prospectus.

                                          Irma B. Elliott
                                          Secretary
Dated: September   , 1995

--------------------------------------------------------------------------------
IMPORTANT - YOUR PROXY CARD IS ENCLOSED IN THIS ENVELOPE

    Shareowners are requested to complete, sign, date and return the proxy promptly in the enclosed envelope. No postage is required for mailing in the United States. Your cooperation will be greatly appreciated.
--------------------------------------------------------------------------------

                       OKLAHOMA GAS AND ELECTRIC COMPANY
                               OG&E HOLDING CORP.
                               101 NORTH ROBINSON
                                  P.O. BOX 321
                         OKLAHOMA CITY, OKLAHOMA 73101
                                 (405) 553-3000

    This document is a Proxy Statement for the solicitation of the enclosed proxy by the Board of Directors of Oklahoma Gas and Electric Company (the "Company") at a Special Meeting of the Company's Shareowners to be held on November 16, 1995 or any adjournment thereof. This document is also a Prospectus of OG&E Holding Corp. ("OG&E Holding") for 44,874,387 shares of its Common Stock, par value $.01 per share, offered hereby in connection with the formation of a holding company structure for the Company, as described herein. This Proxy Statement/Prospectus and the accompanying proxy were first released to
shareowners on or about September   , 1995.

    The Company proposes to form a holding company structure pursuant to an Agreement and Plan of Share Acquisition, a copy of which is included as Appendix
A. Under the terms of the Agreement and Plan of Share Acquisition and subject to the rights of Company common shareowners to exercise their appraisal rights as described herein, all of the outstanding common stock, par value $2.50 per share, of the Company (the "Company Common Stock") will be exchanged on a share-for-share basis for OG&E Holding Common Stock (the "Share Acquisition"). Upon consummation of the Share Acquisition, each person that owned Company Common Stock immediately prior to the Share Acquisition (other than shareowners who properly exercise their appraisal rights) will own a corresponding number of shares of the outstanding OG&E Holding Common Stock, and OG&E Holding will own all of the outstanding Company Common Stock. See "Proposed Holding Company Restructuring -- Restructuring Plan."

    IF THE SHARE ACQUISITION IS IMPLEMENTED, IT WILL NOT BE NECESSARY FOR HOLDERS OF COMPANY COMMON STOCK TO SURRENDER THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF OG&E HOLDING. SEE "PROPOSED HOLDING COMPANY RESTRUCTURING -- EXCHANGE OF STOCK CERTIFICATES."

    WHILE THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"  THE
APPROVAL   OF  THE  RESTRUCTURING,  SHAREOWNERS   SHOULD  CAREFULLY  REVIEW  THE
CONSIDERATIONS SET FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 4.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER   , 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thus files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference offices of the SEC (Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661); and copies of such materials can be obtained from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York 10015, and the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

    OG&E Holding has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of OG&E Holding's Common Stock offered hereby. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

    OG&E Holding will become subject to the same informational requirements as the Company following the Share Acquisition, and will file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. The Company will continue to be subject to such requirements following the Share Acquisition.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the SEC (File No. 1-1097) are incorporated in this Prospectus Proxy/Statement by reference and made a part hereof: (i) the Annual Report on Form 10-K for the year ended December 31, 1994 as amended by the Form 10-K/A filed April 27, 1995 and the Form 10-K/A-2 filed May 22, 1995 (the "1994 Form 10-K"); (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; and (iii) the Current Reports on Form 8-K dated July 26, 1995 and August 3, 1995.

    The Company includes with its annual report on Form 10-K an exhibit containing a description of its Common Stock, including a description of the Rights to Purchase Series A Cumulative Preferred Stock that accompany each share of Company Common Stock pursuant to a Rights Agreement, dated December 11, 1990.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Proxy Statement/Prospectus and prior to the termination of the offer made by this Proxy Statement/Prospectus, shall be deemed to be incorporated in this Proxy Statement/Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    AS DESCRIBED ABOVE, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST DIRECTED TO MS. IRMA B. ELLIOTT, SECRETARY, OKLAHOMA GAS AND ELECTRIC COMPANY, 101 NORTH ROBINSON STREET, P.O. BOX 321, OKLAHOMA CITY, OKLAHOMA 73101; TELEPHONE (405) 553-3000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 9, 1995.

    The  Company hereby  undertakes to  provide without  charge to  each person, including any beneficial owner, to whom a copy of this Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy (without exhibits, except any specifically incorporated by reference) of any and all of the documents referred to above which have been or may be incorporated in this Proxy
Statement/Prospectus by reference. Requests for such documents should be directed to the person indicated above.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
INTRODUCTION..............................................................................................          1
VOTING....................................................................................................          1
SUMMARY OF PROPOSED HOLDING COMPANY RESTRUCTURING.........................................................          2
RISK FACTORS..............................................................................................          4
PROPOSED HOLDING COMPANY RESTRUCTURING....................................................................          4
  Reasons for the Formation of OG&E Holding...............................................................          4
  Restructuring Plan......................................................................................          6
  Agreement and Plan of Share Acquisition.................................................................          7
  Amendment or Termination of Share Acquisition Agreement.................................................          8
  Conditions to the Restructuring.........................................................................          8
  Certain Pro Forma Financial Information.................................................................          8
  Federal Tax Consequences................................................................................         10
  Treatment of Preferred Stock and Debt Securities........................................................         10
  Reduction of Interest in Arklahoma......................................................................         11
  Regulatory Matters......................................................................................         11
  Appraisal Rights........................................................................................         12
  Exchange of Stock Certificates..........................................................................         13
  Dividend Policy.........................................................................................         13
  Management of OG&E Holding..............................................................................         14
  Employee Benefit Plans..................................................................................         14
  Effective Time of Share Acquisition.....................................................................         15
  Dividend Reinvestment and Stock Purchase Plan...........................................................         15
  Other Effects of the Restructuring......................................................................         15
  Company Market Prices and Dividends.....................................................................         15
  Comparative Shareowners' Rights.........................................................................         15
  Description of OG&E Holding Common Stock................................................................         17
LEGAL OPINIONS............................................................................................         18
EXPERTS...................................................................................................         18
PROPOSALS OF SHAREOWNERS..................................................................................         19
OTHER MATTERS.............................................................................................         19
Appendix A -- Agreement and Plan of Share Acquisition.....................................................        A-1
Appendix B -- Form of Restated Certificate of Incorporation of OG&E Holding Corp..........................        B-1
Appendix C -- Provisions of Oklahoma General Corporation Act Relating to Appraisal Rights for
 Shareholders.............................................................................................        C-1
Appendix D -- Summary of Shareowner Rights Agreement of OG&E Holding Corp.................................        D-1

                       OKLAHOMA GAS AND ELECTRIC COMPANY

                                PROXY STATEMENT

                             ---------------------

                               OG&E HOLDING CORP.
                                   PROSPECTUS

                             ---------------------

                                  INTRODUCTION

    This Prospectus of OG&E Holding is furnished in compliance with the Securities Act with respect to the shares of Common Stock of OG&E Holding offered hereby. This Proxy Statement of the Company is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of the Company for use at a Special Meeting of Shareowners to be held on November 16, 1995 and at any adjournment thereof. The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by officers and regular employees of the Company. Morrow & Co. Inc., New York, New York, will assist in solicitation of proxies and the Company will pay Morrow & Co. Inc. approximately
$         , plus expenses, for its services.

                                     VOTING

    At the meeting, it is intended that the first item in the accompanying notice be presented. The Board of Directors of the Company does not know of any other matters to be presented at the meeting. The General Corporation Act of Oklahoma provides that the purpose of the meeting must be set forth in the notice of the meeting. If any other matters are properly presented to the meeting for action, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. The owners of the Company's Common Stock, par value $2.50 per share, and 4% Cumulative Preferred Stock, par value $20 per share (the "4% Preferred Stock") are entitled to one vote on each matter presented for a vote at the meeting for each $2.50 of par value (one vote per share for the Common Stock and eight votes per share for the 4% Preferred Stock) of stock held by such owners of record at the close of business on September 19,
1995.  At September 19, 1995,           shares of the Company's Common Stock and
423,663 shares of the 4% Preferred Stock were outstanding. The directors and executive officers of the Company as a group own less than 0.5% of the issued and outstanding shares of Company Common Stock and 4% Preferred Stock. Any shareowner giving a proxy may revoke it before it is exercised by giving written notice of its revocation to the Secretary of the Company, by filing with her another proxy or by attending the Special Meeting and voting in person. All proxies properly executed by shareowners and received by the Company prior to the meeting will be voted and will be voted in accordance with the directions made on the proxy and, if no directions are made, the proxy will be voted "FOR" approval of the proposed holding company restructuring.

                              SUMMARY OF PROPOSED
                         HOLDING COMPANY RESTRUCTURING

    THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE HEREIN.

PROPOSED RESTRUCTURING

    OG&E Holding, an Oklahoma corporation, has been organized to become the holding company parent of the Company, also an Oklahoma corporation. The formation of the holding company structure will be achieved through a mandatory share acquisition and exchange with the result that the common shareowners of the Company (other than common shareowners who properly exercise their appraisal rights as described herein) will become common shareowners of OG&E Holding on a share-for-share basis, and OG&E Holding will become the sole common shareowner of the Company. See "Proposed Holding Company Restructuring -- Agreement and Plan of Share Acquisition" and "-- Appraisal Rights." The Company's Common Stock currently trades along with associated Rights to Purchase Series A Cumulative Preferred Stock of the Company (the "Company Rights"). OG&E Holding Common Stock has similar rights to purchase Series A Preferred Stock of OG&E Holding (the "OG&E Holding Rights") that trade along with the associated OG&E Holding Common Stock. See the Summary of Shareowners Rights Agreement included as Appendix D. In the restructuring, both the Company Rights and the OG&E Holding Rights will be exchanged along with their respective shares of Common Stock. The Company's issued and outstanding preferred stock will not be exchanged or converted in the Share Acquisition and will continue as outstanding shares of preferred stock of the Company.

    Following the Share Acquisition, the Company will transfer the common stock of Enogex Inc. to OG&E Holding as a dividend on the Company Common Stock held by OG&E Holding. The reorganization pursuant to the Share Acquisition and the subsequent transfer of Enogex Inc. to OG&E Holding are herein referred to as the "Restructuring."

REASONS FOR THE RESTRUCTURING

    The Board of Directors of the Company has identified the need to increase the growth potential of the corporation to enhance shareowner value through related new businesses. The holding company structure will provide greater flexibility to take advantage of opportunities to develop or acquire other businesses, thereby providing opportunities for increased earnings in an increasingly competitive business environment. The holding company structure also will clearly separate the Company's electric utility business from the non-utility businesses of the other OG&E Holding subsidiaries for regulatory, capital structure and other purposes. See "Proposed Holding Company Restructuring -- Reasons for the Formation of OG&E Holding."

STOCK CERTIFICATES AND EXCHANGE LISTING

    IT WILL NOT BE NECESSARY TO EXCHANGE YOUR COMPANY COMMON STOCK CERTIFICATES FOR STOCK CERTIFICATES OF OG&E HOLDING. COMMON STOCK CERTIFICATES OF THE COMPANY WILL AUTOMATICALLY REPRESENT THE CORRESPONDING SHARES OF COMMON STOCK OF OG&E HOLDING UPON CONSUMMATION OF THE SHARE ACQUISITION.

    Application will be made to list the OG&E Holding Common Stock on both the New York and Pacific Stock Exchange when the Restructuring is complete.

FEDERAL TAX CONSEQUENCES

    It is intended that the exchange of the Company's Common Stock for the Common Stock of OG&E Holding in the Share Acquisition will not be taxable under Federal income tax laws, and the Restructuring will not be consummated unless the Company receives either an opinion of counsel or a ruling from the Internal Revenue Service satisfactory to the Board of Directors of the Company with respect to the tax consequences of the Share Acquisition. See "Proposed Holding Company Restructuring -- Federal Tax Consequences."

DIVIDEND POLICY

    The Board of Directors expects that, following the Share Acquisition, OG&E Holding initially will commence dividend payments on the OG&E Holding Common Stock at a rate equal to the rate then being paid by the Company on the Company's Common Stock and on approximately the same schedule. For the foreseeable future, dividend payments will continue to depend primarily on the earnings, financial condition, cash flow and capital requirements of the Company and Enogex Inc. See "Proposed Holding Company Restructuring -- Dividend Policy."

REGULATORY MATTERS

    Applications for approval of the Share Acquisition have been filed with the Oklahoma Corporation Commission (the "Oklahoma Commission"), the Arkansas Public Service Commission (the "Arkansas Commission") and the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act ("FPA"). No approval is required from the SEC under the Public Utility Holding Company Act of 1935 (the "Holding Company Act"), and, following the Restructuring, OG&E Holding will qualify for an exemption from registration under the Holding Company Act. See "Proposed Holding Company Restructuring -- Regulatory Matters."

VOTE REQUIRED

    In order for the Restructuring to be approved, it must receive the favorable vote of the holders of a majority of the outstanding shares of: (i) the Company's Common Stock and 4% Preferred Stock voting together as one class and
(ii) the Company's Common Stock voting as a separate class.

APPRAISAL RIGHTS

    Holders of the Company's Common Stock will have the right to have their shares appraised and be paid the fair value of their shares. See "Proposed Holding Company Restructuring -- Appraisal Rights."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE RESTRUCTURING.

                                  RISK FACTORS

    NON-UTILITY BUSINESS ACTIVITIES MAY INVOLVE MORE RISK. The Board of Directors believes that the Restructuring is in the best interests of the shareowners. Nevertheless, the future performance of OG&E Holding Common Stock cannot be guaranteed. Following consummation of the Restructuring, OG&E Holding will be able to issue securities for the purpose of financing non-utility business opportunities without obtaining the prior approval of the Oklahoma Commission. The Restructuring therefore will provide OG&E Holding with more flexibility to pursue certain business opportunities that might involve a higher degree of risk than would be permitted to be pursued by the Company as a regulated electric utility. Pursuit of business opportunities with greater risk could, in turn, have either a positive or an adverse effect on the value of a shareowner's investment, depending upon the return realized from such opportunities. To the extent that OG&E Holding engages in such business activities, the market price of OG&E Holding's stock will be affected to a lesser extent by the performance of the Company.

    ENOGEX'S ACTIVITIES AND NEW NON-UTILITY BUSINESS ACTIVITIES WILL NOT BE AVAILABLE AS SOURCES FOR DIVIDENDS ON COMPANY PREFERRED STOCK. Currently, earnings from the Company's non-utility subsidiary, Enogex Inc., are available as a source for dividends on the Company's preferred stock. As part of the Restructuring, the Company is expected to transfer Enogex Inc. to OG&E Holding, so that Enogex Inc. will be a direct subsidiary of OG&E Holding and not a subsidiary of the Company. Also, after the Restructuring, OG&E Holding expects to engage in non-utility business activities through Enogex and any new unregulated subsidiaries of OG&E Holding. Such activities, and the assets employed in connection therewith, will not be available to the holders of the Company's preferred stock as a source of cash for the payment of dividends or other amounts. The Company does not believe that these actions will impair the Company's ability to pay dividends on the Company's preferred stock during the foreseeable future. The Company's preferred stock will continue to have priority over the Company's Common Stock as to the payment of dividends and upon any liquidation, and will be on a parity with any additional preferred stock that may be issued by the Company. Also, as indicated below under "Certain Pro Forma Financial Information," the Company's consolidated ratio of earnings to combined fixed charges and preferred stock dividends was 3.24 for the twelve months ended June 30, 1995, and the Company's pro forma ratio of earnings to combined fixed charges and preferred stock dividends (after giving effect to the transfer of Enogex Inc. to OG&E Holding) was 3.30 for the twelve months ended June 30, 1995.

                     PROPOSED HOLDING COMPANY RESTRUCTURING

    The Board of Directors of the Company unanimously considers it to be in the best interests of the Company, its customers and its shareowners to change the corporate structure of the Company with the Company becoming a subsidiary of a new parent company, OG&E Holding, the present holders of the Company's Common Stock becoming holders of the Common Stock of OG&E Holding and the Company's subsidiary, Enogex Inc. (along with Enogex Inc.'s subsidiaries) being transferred to, and becoming a subsidiary of, OG&E Holding. The holding company structure is not a new concept. The holding company structure is a well-established form of organization for companies conducting more than one line of business, and many utilities have changed their corporate organization to a holding company structure in the past several years.

    OG&E Holding was formed as a new Oklahoma corporation with offices located at 101 North Robinson, P.O. Box 321, Oklahoma City, Oklahoma 73101. Its phone number is (405) 553-3000. OG&E Holding was formed for the purpose of becoming the holding company for the Company and is conducting no business and has only nominal assets and liabilities at this time. All of the currently outstanding shares of OG&E Holding Common Stock are owned by the Company.

REASONS FOR THE FORMATION OF OG&E HOLDING

    GENERAL. The Board of Directors of the Company believes that the proposed Restructuring, which is intended to provide long-term advantages through increased flexibility, is in the best interests of the Company and its shareowners and other investors, customers and employees.

    The Company has identified the need to increase the growth potential of the corporation to enhance shareowner value through related new businesses. The holding company structure will give OG&E Holding greater flexibility to take advantage of opportunities to develop or acquire other businesses, thereby providing opportunities for increased earnings in an increasingly competitive business environment. The Company could continue to pursue non-utility business opportunities through Enogex Inc. or other unregulated subsidiaries of the Company. The Company believes it is more desirable in the long-term, however, to conduct such non-utility activities through a holding company structure.

    As described under the subcaption, "Restructuring Plan," the Company's current non-utility subsidiaries, Enogex Inc. and its subsidiaries (the "Enogex Subsidiaries," and collectively with Enogex Inc., "Enogex"), will be transferred to and become subsidiaries of OG&E Holding when the Restructuring is completed. In addition, OG&E Holding may establish additional subsidiaries to engage in new non-utility businesses.

    Although the Company presently has not identified any significant investment activities for OG&E Holding, it is expected that OG&E Holding will only develop or acquire other businesses which are closely related to the Company's or Enogex's core businesses of providing energy related services. These new investments will offer the opportunity for greater earnings growth and mitigate the limitations of being predominantly a regulated electric utility.

    FLEXIBILITY. The holding company structure, by segregating Enogex and any other new, non-utility businesses into corporations that will not be subsidiaries of the Company, will provide greater flexibility to achieve successful assimilation of such businesses.

    The holding company structure will enable OG&E Holding to issue securities for the purpose of financing non-utility businesses without obtaining the approval of the Oklahoma Commission, thereby allowing OG&E Holding to respond to competitive forces and pursue non-utility businesses in a timely manner. The new corporate structure also will permit the use of financing techniques that are more directly suited to the particular requirements, characteristics and risks of non-utility businesses without affecting the capital structure or creditworthiness of the Company. Moreover, under a holding company structure, the capital structure of each non-utility subsidiary may be tailored to suit its individual business.

    SEPARATION. The holding company system will clearly separate the Company's electric utility business from the non-utility business of the other OG&E Holding subsidiaries. The separation of utility and non-utility activities will
(i) facilitate the allocation of expenses, (ii) protect the Company, its preferred and debt security holders and its customers from the risks of non-utility businesses, (iii) facilitate the regulation of the Company's utility operations by the Oklahoma Commission, the Arkansas Commission and FERC and (iv) permit the capital structure of the Company to be managed efficiently.

    COMPETITION. With the passage of the Public Utility Regulatory Policies Act of 1978 ("PURPA") and the Energy Policy Act of 1992 (the "Energy Act"), the electric utility industry in general, including the Company, has experienced a significant increase in the level of competition in the market for the generation and sale of electricity. The Company has already been required under PURPA to purchase substantial amounts of output from qualifying non-utility generators. The Energy Act is designed to promote competition in the development of wholesale power generation by reducing barriers to market entry under the Holding Company Act for companies that wish to build, own and operate electric generating facilities. The Energy Act also promotes competition by authorizing the FERC to require "wholesale wheeling" by public utilities to provide utility and non-utility generators access to public utility transmission facilities. The clear intent of the Energy Act is to permit wholesale buyers of electricity to reach multiple sellers. The increased competition facing the electric utility industry has been well documented and is undoubtedly the most significant issue facing the industry today.

    In order to respond effectively to this increased competition, the Company has determined that it must position itself to explore and take advantage of new and emerging business opportunities. Pursuit of these new opportunities will play an important role in maintaining the long-term financial viability necessary for the Company to continue to provide reliable services to its customers.

    EXISTING UTILITY BUSINESS. The Company's electric utility business is expected to constitute the predominant part of OG&E Holding's earning power for the foreseeable future. The Company's operations will be conducted with the same assets and the same management, and will continue to be subject to the jurisdiction of the Oklahoma Commission, the Arkansas Commission and the FERC. The management and Board of Directors of the Company believe that the Restructuring will have no adverse effect on the Company, its customers or the holders of its preferred stock, first mortgage bonds and other debt securities, or on the Company's Common Stock, which will be exchanged for OG&E Holding Common Stock in the Share Acquisition.

RESTRUCTURING PLAN

    The current corporate structure of the Company is as follows:

                                        The Company

          Arklahoma                     Enogex Inc.                   OG&E Holding
        (34% owned by
        the Company)

                                    Enogex Subsidiaries

    The Company and OG&E Holding will enter into an Agreement and Plan of Share Acquisition (the "Share Acquisition Agreement") under which, subject to shareowner approval and the satisfaction of certain other conditions discussed elsewhere (see "Conditions to the Restructuring"), the Company will become a subsidiary of OG&E Holding through a mandatory share acquisition and exchange. Under the Share Acquisition Agreement, the issued shares of the Company's Common Stock will be exchanged on a share-for-share basis for the Common Stock of OG&E Holding, subject to the rights of common shareowners of the Company to exercise appraisal rights. See "Proposed Holding Company Restructuring -- Appraisal Rights." A copy of the Share Acquisition Agreement is included as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. It is intended that the Restructuring will not have any Federal income tax consequences to present holders of the Company's Common Stock who do not exercise their appraisal rights or to the holders of the Company's Preferred Stock. See "Federal Tax Consequences."

    In order to facilitate the creation of the holding company structure, the Company will reduce its equity ownership in The Arklahoma Corporation ("Arklahoma") from 34% to below 5% immediately prior to the consummation of the Restructuring. See "Reduction of Interest in Arklahoma." Immediately following the Share Acquisition, the Company will transfer the common stock of Enogex Inc. to OG&E Holding as a dividend on the Company Common Stock then held by OG&E Holding.

    When the Restructuring is complete, the corporate structure will be as follows:

                                       OG&E Holding

           Enogex                                                      The Company

     Enogex Subsidiaries                                                Arklahoma
                                                                 (less than 5% interest)

AGREEMENT AND PLAN OF SHARE ACQUISITION

    The Share Acquisition Agreement has been approved by the Boards of Directors of the Company and OG&E Holding, and these corporations will execute the Share Acquisition Agreement, subject to its approval by the holders of the outstanding Common Stock and 4% Preferred Stock of the Company as described below. In the Share Acquisition:

        (1) each share of the Company's Common Stock (including the Company Rights that trade therewith) issued immediately prior to the effective time of the Share Acquisition will be exchanged for one share of the Common Stock of OG&E Holding (including the OG&E Holding Rights that will trade therewith);

        (2) the shares of the Company's Preferred Stock issued and outstanding immediately prior to the effective time of the Share Acquisition will not be converted or otherwise affected by the Share Acquisition; and

        (3) each share of the Company's Common Stock (including the Compay Rights that trade therewith) issued and outstanding immediately prior to the effective time of the Share Acquisition will be owned by OG&E Holding after the Share Acquisition, except in the case of shareowners who properly exercise their appraisal rights. See "Proposed Holding Company Restructuring -- Appraisal Rights."

    As a result of the Share Acquisition, the Company will become a subsidiary of OG&E Holding, and all of the OG&E Holding Common Stock outstanding immediately after the effective time of the Share Acquisition will be owned by the holders of the Company's Common Stock outstanding at the effective time of the Share Acquisition (other than shares owned by shareowners who properly exercise their appraisal rights) in the same proportion as their present ownership of Company Common Stock.

    In order for the Share Acquisition to be approved under Oklahoma Law and the Company's Restated Certificate of Incorporation, it must receive the favorable votes of the holders of at least a majority of the outstanding shares of: (i) the Company's Common Stock and 4% Preferred Stock, voting together as one class and (ii) the Company's Common Stock, voting as a separate class.

AMENDMENT OR TERMINATION OF SHARE ACQUISITION AGREEMENT

    The Share Acquisition Agreement provides that the Boards of Directors of the Company and OG&E Holding may mutually consent to amend any of the terms of, or to waive any of the conditions to, the Share Acquisition Agreement before the Share Acquisition is completed and before or after shareowner approval, provided that such amendment or waiver will not, in the opinion of the Board of Directors of the Company, have any materially adverse effect on the shareowners of the Company.

    Pursuant to its terms, the Share Acquisition Agreement may be terminated by OG&E Holding's Board of Directors at any time prior to becoming effective, if the Board determines that consummation of the Share Acquisition would not be in the best interests of the shareowners.

CONDITIONS TO THE RESTRUCTURING

    The obligations of the Company and OG&E Holding to effect the Restructuring are subject to the satisfaction of the following conditions:

        (1) requisite approval of the Share Acquisition by the holders of the Company's Common Stock and 4% Preferred Stock;

        (2) approval for listing the Common Stock of OG&E Holding by the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") upon official notice of issuance;

        (3) reduction by the Company of its equity ownership in Arklahoma from 34% to below 5% (see "Reduction of Interest in Arklahoma"); and

        (4) receipt of all consents, approvals and authorizations required from governmental and regulatory authorities (see "Regulatory Matters").

CERTAIN PRO FORMA FINANCIAL INFORMATION

    Pursuant to the Restructuring, Enogex Inc. will become a subsidiary of OG&E Holding and the Company will have no subsidiaries except for its equity interest, if any, in Arklahoma. As a result, any dividends generated by Enogex Inc. will be paid to OG&E Holding and not the Company. The following table summarizes certain unaudited pro forma financial effects of the Restructuring, as of June 30, 1995 and for the twelve months then ended, which in the opinion of management, reflect all adjustments necessary for a fair presentation.

                                                 THE COMPANY,     ADJUSTMENTS AND    THE COMPANY,   OG&E HOLDING,
                                                 CONSOLIDATED   ELIMINATIONS(1)(2)     PRO FORMA    CONSOLIDATED
                                                  AS REPORTED   -------------------  -------------    PRO FORMA
                                                 -------------      (UNAUDITED)       (UNAUDITED)   -------------
                                                  (UNAUDITED)                                        (UNAUDITED)
                                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET -- AS OF JUNE 30, 1995
Assets
  Net property, plant and equipment............  $   2,330,006     $    (275,115)    $   2,054,891  $   2,330,006
  Other property and investments,
   at cost.....................................          8,321            (1,346)            6,975          8,321
  Current assets...............................        292,005             3,293           295,298        292,005
  Deferred charges.............................        130,482           (13,861)          116,621        130,482
                                                 -------------        ----------     -------------  -------------
      Total Assets.............................  $   2,760,814     $    (287,029)    $   2,473,785  $   2,760,814
                                                 -------------        ----------     -------------  -------------
                                                 -------------        ----------     -------------  -------------
Capitalization and Liabilities
  Capitalization:
    Common Stock and retained earnings.........  $     889,745     $    (103,708)    $     786,037  $     889,745
    Cumulative preferred stock.................         49,973          --                  49,973         49,973
    Long-term debt.............................        731,215            (6,100)          725,115        731,215
                                                 -------------        ----------     -------------  -------------
      Total Capitalization.....................      1,670,933          (109,808)        1,561,125      1,670,933
                                                 -------------        ----------     -------------  -------------
  Current liabilities..........................        427,798          (108,514)         (319,284)       427,798
  Deferred credits and other liabilities.......        662,083           (68,707)          593,376        662,083
                                                 -------------        ----------     -------------  -------------
    Total Capitalization and Liabilities.......  $   2,760,814     $    (287,029)    $   2,473,785  $   2,760,814
                                                 -------------        ----------     -------------  -------------
                                                 -------------        ----------     -------------  -------------
STATEMENTS OF INCOME FOR TWELVE MONTHS ENDED
 JUNE 30, 1995
  Operating revenues...........................  $   1,275,189     $    (131,389)    $   1,143,800  $   1,275,189
  Operating expenses...........................      1,084,627          (110,574)          974,053      1,084,627
                                                 -------------        ----------     -------------  -------------
  Operating income.............................        190,562           (20,815)          169,747        190,562
                                                 -------------        ----------     -------------  -------------
  Other income and deductions..................         (1,905)              540            (1,365)        (1,905)
  Interest charges.............................         74,057            (8,584)           65,473         74,057
  Net income...................................        114,600           (11,691)          102,909        114,600
  Preferred dividend requirements..............          2,317          --                   2,317          2,317
                                                 -------------        ----------     -------------  -------------
  Earnings available for common................  $     112,283     $     (11,691)    $     100,592  $     112,283
                                                 -------------        ----------     -------------  -------------
                                                 -------------        ----------     -------------  -------------
Ratio of earnings to fixed charges(4)..........           3.36         --                     3.43           3.24
Ratio of earnings to combined fixed charges and
 preferred stock dividends(4)..................           3.24         --                     3.30           3.24

------------------------
1. Subsidiary assets, liabilities, equity and results of operations have been eliminated from consolidated Company amounts to reflect the transfer of ownership and control of all consolidated subsidiaries from the Company to OG&E Holding.
2.   After  the  transaction,  the  Company will  not  retain  ownership  of the subsidiary currently being consolidated. Consequently, intercompany transactions between the Company and its current consolidated subsidiary have not been eliminated in the pro forma financial statements.

    The most significant intercompany transactions are transmission fees and related charges to the Company from Enogex, its subsidiary whose core business has been to transport natural gas to the Company power plants. The amount of these charges were $44.6 million for the 12 months ended June 30, 1995.

3. As a part of the Restructuring, the Company is expected to reduce its equity interest in Arklahoma. This reduction has not been reflected in the pro forma financial information presented above. As of June 30, 1995, the Company's investment in Arklahoma was less than $300,000 and, for the twelve months ended June 30, 1995, the Company derived less than .002% of its earnings from its share of the earnings of Arklahoma.

4.   For  purposes of these  ratios, "Earnings" consist of  the aggregate of net income, taxes on  income, investment  tax credit (net)  and fixed  charges.
     "Fixed   charges"   consist  of   interest   on  long-term   debt,  related
     amortization, interest on  short term borrowings,  a calculated portion  of rents  considered  to  be  interest and  pre-tax  dividend  requirements on subsidiary preferred  stock.  Following the  Restructuring,  the  Company's preferred  stock will  be preferred stock  of a subsidiary  for purposes of calculating the fixed  charges of OG&E  Holding. The ratio  of earnings  to combined  fixed  charges  and  preferred  stock  dividends  is  computed by dividing earnings by the sum of fixed charges plus preferred stock dividend requirements before  income taxes.  Preferred stock  dividend  requirements before  income taxes  represent the pre-income  tax amount  computed at the effective rate for the applicable period.

FEDERAL TAX CONSEQUENCES

    The Board of Directors does not intend for the Restructuring to occur until it receives a satisfactory ruling from the Internal Revenue Service ("IRS") or an opinion of counsel to the effect that for federal income tax purposes:

        (1) no gain or loss will be recognized by a non-dissenting holder of the Company's Common Stock upon the exchange of the Company's Common Stock (including the Company Rights) solely for OG&E Holding's Common Stock (including the OG&E Holding Rights) in the Restructuring;

        (2) the basis of OG&E Holding's Common Stock received by a holder of the Company's Common Stock on the date of the Share Acquisition in the aggregate will be the same as the basis of the Company's Common Stock exchanged for OG&E Holding's Common Stock in the Share Acquisition;

        (3) the holding period of OG&E Holding's Common Stock received by a holder of the Company's Common Stock will include the holding period of the Company's Common Stock exchanged for OG&E Holding's Common Stock in the Share Acquisition, provided that the Company's Common Stock was held as a capital asset on the date of the Share Acquisition;

        (4) no gain or loss will be recognized by OG&E Holding in connection with the Restructuring;

        (5) the consummation of the Restructuring will not result in the termination of the existence of the affiliated group of corporations of which the Company has been the common parent and the Company will be included in the affiliated group of corporations of which OG&E Holding will become the common parent corporation; and

        (6) the exchange of the Company's Common Stock for cash through the exercise of appraisal rights by a holder of the Company's Common Stock will be a taxable transaction with respect to such holder for Federal income tax purposes.

    The preceding discussion of Federal income tax consequences is a general summary of the anticipated Federal income tax consequences. Shareowners are urged to consult their own tax advisers with regard to the Federal, state and local tax consequences of the Restructuring.

TREATMENT OF PREFERRED STOCK AND DEBT SECURITIES

    The Restructuring will not result in any change in the outstanding series of the Company's 4% Preferred Stock or Cumulative Preferred Stock (par value $100 per share) (collectively, the "Preferred Stock"). The Board of Directors' decision to have the Preferred Stock continue unchanged as securities of the Company is based, in part, on a desire not to alter the nature of the investment represented by such stock or possibly foreclose further issuances of such stock to help meet the Company's future capital requirements. The Company's Preferred Stock will retain its currently existing preferences for full liquidation value and accrued dividends.

    Since the Company's electric utility operations will continue to constitute the major part of the consolidated assets and earning power of OG&E Holding, it is believed that the Preferred Stock will retain its current investment ratings as well as its qualification for legal investment for certain investors. After the Restructuring is consummated, the Company will continue to be a reporting company under the Exchange Act. While annual meetings of the Company's shareowners will continue to be held after the Restructuring is consummated, proxies from holders of 4% Preferred Stock for the election of directors and other matters not requiring a class vote of such holders may not be solicited, because the shares of the Company's Common Stock held by OG&E Holding will have sufficient voting power to take action and any vote by the holders of 4% Preferred Stock would not affect the outcome of the vote.

    The Preferred Stock, outstanding first mortgage bonds and other debt instruments of the Company and the terms thereof will not be changed in the Restructuring, will remain the obligations of the Company and will not be assumed by OG&E Holding.

REDUCTION OF INTEREST IN ARKLAHOMA

    The Company currently owns approximately 34% of the common stock of Arklahoma, which was organized by the Company and two other public utilities to own and lease certain transmission facilities in Arkansas and Oklahoma. The principal properties of Arklahoma currently consist of electrical transmission facilities, including a 161KV transmission line extending 166 miles from Boudinot Tap near Tahlequah, Oklahoma, to Substation "A" located at Lake Catherine, Arkansas. For each of the three years in the period ended December 31, 1994, the Company derived less than .002% of its income from its share of the earnings of Arklahoma. The Company intends to reduce its equity ownership in Arklahoma to below 5%. This disposition will have the benefit of facilitating OG&E Holding's status as an exempt holding company under Section 3(a)(1) of the Holding Company Act, as the Company will not need to seek approval of the SEC under the Holding Company Act to effect the Restructuring.

REGULATORY MATTERS

    The new holding company structure will provide clear delineation of regulatory jurisdictions. As a subsidiary of OG&E Holding, the Company will continue to be the same electric utility it is today, serving communities and contiguous rural and suburban territories in Oklahoma and western Arkansas, and will continue to be regulated by the Oklahoma Commission, the Arkansas Commission and the FERC. OG&E Holding, as the non-utility parent corporation, will not be directly regulated by the Oklahoma Commission, the Arkansas Commission or the FERC. Transactions and contracts between the Company and OG&E Holding will be subject to review by the Oklahoma Commission and possibly other regulatory bodies.

    The Company and OG&E Holding believe that upon consummation of the Restructuring, OG&E Holding will be entitled to an exemption from regulation by the SEC as a "registered holding company" under the Holding Company Act. Prior approval of the SEC under the Holding Company Act will, however, be required if OG&E Holding proposes to acquire, directly or indirectly, additional utility subsidiaries. SEC policies regarding the scope of permissible non-utility activities of a public utility holding company are subject to change (see below), but guidelines established in prior decisions of the SEC and proposed rules by the SEC require OG&E Holding to remain engaged primarily and predominantly in the electric business and to limit the size of its activities outside of such business relative to OG&E Holding as a whole.

    Under the Holding Company Act and current SEC policies, there are also limitations on the extent to which OG&E Holding could expand the utility business of the Company (either directly or through a subsidiary) outside of Oklahoma. If any limitations regarding diversification or location of businesses were exceeded, OG&E Holding's exempt status under the Holding Company Act could be jeopardized. OG&E Holding has no present intention to engage in any activity which would require it to register as a holding company and thereby subject it to regulation under the Holding Company Act.

    In June 1995, the SEC issued a report recommending significant revisions to, or limited repeal of, the Holding Company Act. The Company, however, cannot predict whether Congress will take any such action. Pending such action, the SEC indicated that it would revise its rules and interpretations to modernize and simplify holding company regulation. At this time, however, the Company cannot predict the impact of such actions on the Company or OG&E Holding.

    The Company has filed applications with the FERC, the Oklahoma Commission and the Arkansas Commission requesting approval of the Restructuring. Receipt of favorable rulings from these regulatory bodies must be obtained in order to consummate the Restructuring. As part of its application to the Oklahoma
Commission, the Company agreed to provide the Oklahoma Commission access to certain books and records of OG&E Holding and to furnish the Oklahoma Commission various reports and financial information regarding OG&E Holding. In addition, the Company agreed to establish guidelines regulating intercompany transactions, whereby distinct and separate accounting and financial records will be maintained and fully documented for each entity within the holding company system. This will enable the Company, among other things, to maintain a separation of costs between the Company and the non-utility businesses. The structure of intercompany transactions also will be regulated pursuant to these guidelines to ensure that the non-utility businesses are not subsidized by the Company and its customers. Accordingly, transfers or sales of assets from the Company to OG&E Holding or other subsidiaries generally would be priced under the guidelines at the greater of cost or fair market value, while transfers or sales of assets to the Company from OG&E Holding or other subsidiaries generally would be priced at the lower of cost or fair market value.

APPRAISAL RIGHTS

    The following discussion of appraisal rights under the Oklahoma General Corporation Act (the "OGCA") does not purport to be complete and is qualified in its entirety by reference to the provisions of Sections 1090.1 and 1091 of the OGCA included as Appendix C hereto. The Company hereby undertakes to supply a complete copy of Sections 1090.1 and 1091 upon written request to: Ms. Irma B. Elliott, Secretary, Oklahoma Gas and Electric Company, P.O. Box 321, 101 North Robinson, Oklahoma City, Oklahoma 73101.

    Any holder of Common Stock who is entitled to vote at the Special Meeting and who (i) has complied with the procedural steps specified below and (ii) has neither voted in favor of the Share Acquisition nor consented thereto in writing, is entitled to an appraisal by an Oklahoma district court of the fair value of his or her shares. If a shareowner wishes to demand the appraisal of his or her shares such shareowner must deliver to the Company, before the vote is taken at the Special Meeting, a written demand for appraisal of his or her shares (the "Demand"). Such Demand must state the shareowner's identity and the shareowner's intention to demand appraisal. A PROXY OR VOTE AGAINST THE RESTRUCTURING IS NOT SUFFICIENT TO CONSTITUTE SUCH A DEMAND; THE DEMAND MUST BE SEPARATE.

    Within ten days after the effective date of the Share Acquisition (the "Effective Date"), the Company must notify each shareowner who has made a Demand in compliance with the foregoing requirements and who has not voted in favor of or consented to the Share Acquisition that the Share Acquisition has become effective. Any such shareowner who has filed a Demand may withdraw such Demand at any time within 60 days of the Effective Date and accept the shares of Common Stock of OG&E Holding offered in exchange for his or her Company Common Stock pursuant to the terms of the Share Acquisition. Any shareowner who has complied with the foregoing requirements and who is entitled to assert appraisal rights may request in writing, within 120 days after the Effective Date, a statement from the Company setting forth (i) the aggregate number of shares not voted in favor of the Share Acquisition and with respect to which appraisal has been demanded and (ii) the aggregate number of holders of such shares. The Company is required to mail such statement to the shareowner within 10 days of the receipt of the shareowner's written request.

    Within 120 days after the Effective Date, the Company or any shareowner who has made a Demand in compliance with the foregoing requirements and who is entitled to assert appraisal rights, may file a petition (the "Petition") in an Oklahoma district court demanding a determination of the value of the Company's Common Stock. The Company then must file with such court a list (the "List") of the names and addresses of all shareowners who have submitted Demands and with whom agreements as to the value of their shares has not been reached. This List must be filed within 20 days of being served with a copy of the Petition. Notice of the time and place for the hearing on the Petition will be sent to each shareowner on the List and will be published at least one week prior to the hearing in a newspaper of general circulation in Oklahoma City.

    At the hearing, the court will determine which shareowners are entitled to appraisal rights and may require such shareowners to submit their share certificates for notation of the pending appraisal proceedings. The court may dismiss from the appraisal proceedings any shareowner who fails to comply with such request. After determining who is entitled to appraisal rights, the court will appraise the shares and determine their fair value and a fair rate of interest to be paid on such fair value. In determining the fair value, the court will consider all relevant factors, but will exclude any element of value arising from the accomplishment or expectation of the Share Acquisition. Shareowners whose names appear on the List may participate in all proceedings until such time as the court determines they are not entitled to appraisal rights. The court will direct the Company to pay such fair value and fair interest to the shareowners entitled thereto, upon the surrender of their share certificates.

    The court may apportion the costs of the appraisal proceedings among the parties as it deems equitable, including charging the expenses incurred by any shareowner pro rata among all the shares entitled to appraisal. From and after the Effective Date, no shareowner who has submitted a Demand will be entitled to vote such shares for any purpose or to receive dividends or other distributions on such shares, except dividends or distributions payable to shareowners of record as of a date prior to the Effective Date, provided that if no Petition is filed within the 120-day time period specified above, or if the shareowner withdraws his or her Demand within the 60-day time period specified above or with the approval of the Company, then such shareowner's appraisal rights will cease.

    Shareowners contemplating exercising appraisal rights under Oklahoma law are urged to read carefully the provisions of Sections 1090.1 and 1091 of the OGCA included as Appendix C hereto.

    THE EXCHANGE OF SHARES FOR CASH BY A SHAREOWNER WHO PERFECTS HIS OR HER RIGHT TO APPRAISAL IS EXPECTED TO BE A TAXABLE TRANSACTION FOR FEDERAL INCOME TAX PURPOSES. SEE "FEDERAL TAX CONSEQUENCES."

EXCHANGE OF STOCK CERTIFICATES

    IF THE RESTRUCTURING IS EFFECTED, IT WILL NOT BE NECESSARY FOR HOLDERS OF THE COMPANY'S COMMON STOCK TO EXCHANGE EXISTING STOCK CERTIFICATES FOR CERTIFICATES OF OG&E HOLDING'S COMMON STOCK. THE CERTIFICATES WHICH PRESENTLY REPRESENT OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK WILL AUTOMATICALLY REPRESENT THE SAME NUMBER OF SHARES OF OG&E HOLDING'S COMMON STOCK. FOLLOWING THE RESTRUCTURING, AS PRESENTLY OUTSTANDING COMPANY COMMON STOCK CERTIFICATES ARE PRESENTED FOR TRANSFER OR EXCHANGE, NEW CERTIFICATES BEARING THE NAME "OG&E HOLDING CORP." WILL BE ISSUED.

DIVIDEND POLICY

    OG&E Holding does not now, nor does it intend after the Restructuring to, conduct directly any business operations from which it will derive any revenues. OG&E Holding plans to obtain funds for its own operations from dividends paid to OG&E Holding on the stock of its various subsidiaries and possibly from payments made by the subsidiaries for services rendered by OG&E Holding.

    Initially, the funds required by OG&E Holding to enable it to pay dividends on its Common Stock are expected to be derived from dividends paid by the Company on its Common Stock and by Enogex on its common stock. Following the Share Acquisition, it is anticipated that the quarterly dividends on OG&E Holding's Common Stock will commence at a rate equal to the rate then being paid by the Company on the Company's Common Stock and will be paid on approximately the same dates. The ability of OG&E Holding to pay dividends on its Common Stock in the immediate future will continue to be largely dependent upon the financial condition and capital requirements of the Company and Enogex, as well as the covenants of debt instruments limiting the ability of the Company to pay dividends.

    The Company's Trust Indenture, as supplemented, securing the Company's first mortgage bonds contains a covenant limiting the Company's ability to pay dividends. It provides in substance that retained earnings of the Company equal to the sum of (1) the amount by which the aggregate of (a) provisions for retirement and depreciation and (b) expenditures for maintenance, during the period from June 1, 1955 to the last date for which a statement of income is available, is less than 15% of gross operating revenues (after deducting cost of electricity purchased for resale, rentals paid for utility property and the portion of gross operating revenues attributable to increases since January 6, 1975 in the Company's cost of fuel used in electric generation) for that period and (2) the amount, if any, by which all of the consideration paid by the Company in acquiring any shares of its Common Stock during the above period exceeds $217,301,128 plus any consideration received by the Company from the sale after September 30, 1991 of its Common Stock shall not be available for the payment of cash dividends on the Common Stock of the Company. At the present time, the Company does not expect this restriction to affect its payment of dividends.

    In addition, under the Company's Restated Certificate of Incorporation, unless the capital represented by the Company's Common Stock (including premiums on capital stock and retained earnings accounts) is 25% or more of total capital (which also includes debt maturing more than one year after date of issue), dividends (other than dividends payable in Common Stock) or distributions on, or acquisitions for value of, Company Common Stock may not exceed 75% of net income for the preceding twelve-month period after deducting dividends accruing on Preferred Stock during the period; and if less than 20%, may not exceed 50% of such net income. No portion of the retained earnings of the Company is presently restricted by this provision. The Company's Restated Certificate of Incorporation further provides that no dividend may be declared or paid on the Common Stock until all amounts required to be paid or set aside for any sinking fund for the redemption or purchase of Cumulative Preferred Stock, par value $25 per share, have been paid or set aside. Currently, no shares of Cumulative Preferred Stock, par value $25 per share, are outstanding. At the present time, the Company does not expect this restriction to affect its payment of dividends.

    Payment of dividends on the Company's Preferred Stock is expected to continue at the specified rates. The payment of these dividends in the future will continue to be dependent upon the earnings and financial condition of the Company. Upon consummation of the Restructuring, the activities and assets of Enogex will not be available as a source for the payment of dividends on the Company's Preferred Stock.

MANAGEMENT OF OG&E HOLDING

    The Directors of the Company are expected to become the Directors of OG&E Holding upon consummation of the Restructuring. In the future, however, the Company and OG&E Holding may have different directors.

    The current executive officers of OG&E Holding who will continue to serve as such following the Restructuring are:

J.G. Harlow, Jr.....................  President and Chief Executive Officer
                                      Vice President, Secretary and
A.M. Strecker.......................  Treasurer

    The current executive officers of the Company will continue to serve as such following the Restructuring.

EMPLOYEE BENEFIT PLANS

    Prior to the consummation of the Restructuring, the Company will take all necessary action to amend (a) the Company's Directors' Deferred Compensation Plan to refer to OG&E Holding's Common Stock rather than the Company's Common Stock, (b) the Company's Restricted Stock Plan to refer to OG&E Holding's Common Stock rather than the Company's Common Stock, (c) the Company's Employee Stock Ownership Plan to refer to OG&E Holding's Common Stock rather than the Company's Common Stock and (d) the Company's Retirement Savings Plan, to refer to OG&E Holding's Common Stock rather than the Company's Common Stock. The Plans are also expected to be amended to permit participation by employees of OG&E Holding and, if appropriate, one or more of the Plans, including the Restricted Stock Plan, may be assumed by OG&E Holding.

EFFECTIVE TIME OF SHARE ACQUISITION

    The Share Acquisition will be made effective by filing the Certificate of Share Acquisition with the Secretary of State of Oklahoma when all conditions to the Share Acquisition have been waived or satisfied.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    Following the effectiveness of the Share Acquisition, OG&E Holding will assume the Company's existing Automatic Dividend Reinvestment and Stock Purchase Plan. Participants in such plan will be able to make initial purchases of shares of OG&E Holding Common Stock, reinvest their dividends on OG&E Holding Common Stock and Company Preferred Stock to purchase additional shares of OG&E Holding Common Stock and to make optional payments to acquire additional shares of such stock.

OTHER EFFECTS OF THE RESTRUCTURING

    Approval of the Share Acquisition by the holders of the Company's Common Stock and 4% Preferred Stock will also be deemed to constitute approval of (a) the Restated Certificate of Incorporation of OG&E Holding included as Appendix B (see "Comparative Shareowners' Rights"), and (b) the amendments to the Company's employee benefit plans described under the subcaption "Employee Benefit Plans," including the assumption by OG&E Holding of the Restricted Stock Plan.

COMPANY MARKET PRICES AND DIVIDENDS

    The Company's Common Stock is listed and traded on the NYSE and the PSE. The following table sets forth the high and low sale prices for the Company's Common Stock and dividends paid per share for the periods indicated as reported in published financial sources:

                                                                                                  DIVIDENDS
                                                                                                   PAID PER
                                                                              HIGH        LOW       SHARE
                                                                            ---------  ---------  ----------
1993
First Quarter.............................................................  $  35 7/8  $      33   $0.66 1/2
Second Quarter............................................................     37 5/8     33 3/4    0.66 1/2
Third Quarter.............................................................     38 5/8         34    0.66 1/2
Fourth Quarter............................................................     38 5/8     32 7/8    0.66 1/2
1994
First Quarter.............................................................  $  37 1/4  $  33 1/2   $0.66 1/2
Second Quarter............................................................     36 1/2     29 3/8    0.66 1/2
Third Quarter.............................................................     34 3/8     29 5/8    0.66 1/2
Fourth Quarter............................................................     34 1/4         32    0.66 1/2
1995
First Quarter.............................................................  $  36 1/4  $ 32 9/16   $0.66 1/2
Second Quarter............................................................     36 3/8     33 1/4    0.66 1/2
Third Quarter (through August 4, 1995)....................................     35 3/8     33 5/8

COMPARATIVE SHAREOWNERS' RIGHTS

    The rights of holders of the Company's Common Stock and OG&E Holding's Common Stock are governed by the Oklahoma General Corporation Act and the respective certificates of incorporation and by-laws of the corporations. If the Restructuring is consummated, the rights of the present holders of the Company's Common Stock thereafter will be determined by the Oklahoma General Corporation Act and OG&E Holding's charter documents. The text of OG&E Holding's Restated Certificate of Incorporation, in the form it will be in as of the effective date of the Share Acquisition (the "OG&E Holding Certificate of Incorporation"), is included as Appendix B of this Proxy Statement/Prospectus.

    The rights of holders of OG&E Holding's Common Stock will be virtually the same as the present rights of the holders of the Company's Common Stock. The OG&E Holding Certificate of Incorporation contains the same "Fair Price" and "Classified Board" provisions that were adopted by the Company's shareowners to address takeover concerns and the same indemnification and limitation on directors' liability provisions that were adopted by the Company's shareowners to enhance the Company's ability to attract and retain qualified directors and officers.

    One difference between the Company's Restated Certificate of Incorporation (the "Company Certificate of Incorporation") and the OG&E Holding Certificate of Incorporation is with respect to capital stock. The OG&E Holding Certificate of Incorporation authorizes the issuance of 125,000,000 shares of Common Stock, compared to 100,000,000 shares of Common Stock authorized by the Company Certificate of Incorporation. Additional shares of OG&E Holding Common Stock (including the additional 25,000,000 authorized in the OG&E Holding Certificate of Incorporation) could be issued for any proper corporate purpose authorized by the Board of Directors of OG&E Holding. The availability of additional authorized shares will enable the OG&E Holding Board to act with flexibility when and as the need arises to issue additional shares in the future without the delays necessitated by a shareowner vote. Among the reasons for issuing shares would be to increase OG&E Holding's capital through sales of OG&E Holding Common Stock, to undertake acquisitions and to fund dividend reinvestment and employee benefit plans.

    The Company's Certificate of Incorporation  authorizes the issuance of:  (i)
675,000 shares of 4% Preferred Stock of which 423,663 are issued and outstanding, (ii) 1,865,000 shares of cumulative preferred stock, par value $100 per share (the "$100 Preferred Stock"), of which 415,000 shares are issued and outstanding and (iii) 4,000,000 shares of cumulative preferred stock, par value $25 per share (the "$25 Preferred Stock"), of which no shares are issued and outstanding. The holders of 4% Preferred Stock are entitled to one vote per $2.50 par value (eight votes per share) on all matters presented to a vote of shareowners, while the $25 Preferred Stock and $100 Preferred Stock have limited voting rights, including the right to elect directors upon a failure to pay dividends for a continued period of time. The Company's ability to issue additional preferred stock is restricted by its Certificate of Incorporation. The Company may not issue additional preferred stock without an affirmative vote of the holders of two-thirds of each class of the outstanding preferred stock unless net income available for the payment of interest is at least equal to one and one-half times the sum of the annual interest and preferred stock dividend requirements on all preferred stock of the Company that will be outstanding after the issuance of the preferred stock proposed to be issued.

    OG&E Holding is authorized to issue 5,000,000 shares of preferred stock, without par value ("OG&E Holding Preferred Stock"). Although OG&E Holding has created a series of preferred stock in connection with the adoption of a shareowner rights plan (see below), no OG&E Holding Preferred Stock will be outstanding at the time of, or as a result of, the Restructuring, and OG&E Holding has no present plan to issue OG&E Holding Preferred Stock. Management of OG&E Holding cannot foresee whether or when OG&E Holding might issue any Preferred Stock authorized in the OG&E Holding Certificate of Incorporation.

    OG&E Holding Preferred Stock may be issued in the future in such series as may be designated by OG&E Holding's Board of Directors. In creating any such series, OG&E Holding's Board of Directors has the authority (as does the Company's Board of Directors in issuing additional series of $100 Preferred Stock or $25 Preferred Stock) to fix the rights and preferences of each such series with respect to, among other things, the dividend rate, redemption provisions, liquidation preferences, and sinking fund provisions. The ability of OG&E Holding's Board of Directors to designate preferential rights of OG&E Holding Preferred Stock as to dividends, sinking funds or redemption or in connection with any liquidation, dissolution or winding-up of OG&E Holding could diminish funds otherwise available to the holders of OG&E Holding's Common Stock to the same extent that the current ability of the Company's Board of Directors to designate such preferential rights in issuing additional $100 Preferred Stock or $25 Preferred Stock could diminish funds otherwise available to the holders of the Company's Common Stock.

    OG&E Holding's Board is also given the authority to fix conversion rights and voting rights for any new series of Preferred Stock (including the right to elect directors upon a failure to pay dividends), provided that no share of OG&E Holding Preferred Stock can have more than one vote per share. The issuance of OG&E Holding Preferred Stock with voting rights could decrease the relative voting power of the holders of OG&E Holding's Common Stock. The Company's Board of Directors believes, however, that the additional flexibility in structuring possible future financings and acquisitions and in meeting other possible future corporate needs that is provided by delegating to OG&E Holding's Board of Directors the authority to designate varying rights is in the best interests of the shareowners. Neither the holders of OG&E Holding's Common Stock nor any future holders of OG&E Holding Preferred Stock will have any preemptive rights with respect to future issuance of securities of OG&E Holding.

    Shares of authorized but unissued OG&E Holding Common Stock and/or OG&E Holding Preferred Stock (the rights and preferences of which can be established by the Board of Directors as described above) could be issued in an effort to dilute the share ownership and voting power of a shareowner desiring to acquire control of OG&E Holding, which might have the effect of discouraging or making less likely such a change in control. Such shares could also be issued to purchasers who would support the Board of Directors in opposing a takeover proposal that the Board of Directors has determined not to be in the best interests of OG&E Holding and its shareowners. OG&E Holding Preferred Stock could also be issued with class voting rights, conversion rights and preferences that might impede such a takeover proposal. It should be emphasized, however, that OG&E Holding does not currently have any specific plans to issue any shares of stock other than in connection with the Restructuring and that many of the actions described in this paragraph are currently possible through the Company's issuance of additional Common Stock.

    In December 1990, the Company adopted a shareowners rights agreement designed to protect shareowners' interests in the event that the Company is ever confronted with an unfair or inadequate acquisition proposal. Pursuant to this agreement, the Company declared a dividend distribution of one "right" for each share of Company Common Stock. Each right entitles the holder to purchase from the Company one one-hundredth of a share of new preferred stock of the Company under certain circumstances. The rights may be exercised if a person or group announces its intention to acquire, or does acquire, 20% or more of the Company's Common Stock. Under certain circumstances, the holders of the rights will be entitled to purchase either shares of Common Stock of the Company or common stock of the acquirer at a reduced percentage of market value. The rights will expire on December 11, 2000. The rights automatically trade with the shares of Common Stock with which they are associated and will be exchanged along with the Company Common Stock for shares of OG&E Holding Common Stock and the associated rights to purchase preferred stock of OG&E Holding, described below, pursuant to the Share Acquisition.

    OG&E Holding has adopted a shareowners rights agreement that is virtually identical to the Company's rights agreement. A summary of the OG&E Holding rights agreement is included as Appendix D to this Proxy Statement/Prospectus.

DESCRIPTION OF OG&E HOLDING COMMON STOCK

    The holders of OG&E Holding's Common Stock have one vote for each share held. Subject to the possible prior rights of holders of OG&E Holding's Preferred Stock that may be issued in the future (described above), holders of OG&E Holding's Common Stock are entitled to receive such dividends as may be declared from time to time by the OG&E Holding Board of Directors out of funds legally available therefor and to share pro-rata in any distribution to shareowners. See "Dividend Policy." OG&E Holding's Common Stock is not subject to redemption and does not have any conversion or sinking fund provisions. OG&E Holding's Common Stock issuable in the Restructuring will be fully paid and non-assessable.

    The OG&E Holding Certificate of Incorporation also contains "fair price" provisions, which require that mergers and certain other business combinations or transactions involving OG&E

Holding and any substantial (10% or more) holder of OG&E Holding's Voting Stock (as defined below) must be approved by the holders of at least 80% of the voting power of OG&E Holding's outstanding Voting Stock unless the transaction is either approved by a majority of the members of the Board of Directors who are unaffiliated with the substantial holder or certain minimum price and procedural requirements are met. Any amendment to the foregoing provisions must be approved by the holders of at least 80% of the voting power of OG&E Holding's outstanding Voting Stock. OG&E Holding's Voting Stock consists of outstanding shares of OG&E Holding generally entitled to vote in the election of directors and, when the Restructuring is completed, will consist of OG&E Holding's Common Stock.

    Subject to any voting rights of the holders of OG&E Holding Preferred Stock that may be issued in the future, the OG&E Holding Certificate of Incorporation and By-Laws contain provisions stating that: (a) the Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year, (b) directors may be removed only with the approval of the holders of at least 80% of the voting power of the shares of OG&E Holding generally entitled to vote, (c) any vacancy on the Board of Directors shall be filled by the remaining directors then in office, though less than a quorum, (d) advance notice of introduction by shareowners of business at annual shareowners meetings and of shareowner nominations for the election of directors shall be given and that certain information be provided with respect to such matters, (e) shareowner action may be taken only at an annual meeting of shareowners or a special meeting of shareowners called by the President or the Board of Directors and, except as otherwise mandated by Oklahoma law, may not be effected without such a meeting by any consent in writing by such shareowners, and (f) the foregoing provisions may be amended only by the approval of the holders of at least 80% of the voting power of the shares of OG&E Holding generally entitled to vote. These provisions along with the "fair price" provisions discussed above, may deter attempts to change control of OG&E Holding (by proxy contest, tender offer or otherwise) and will make more difficult a change in control of OG&E Holding that is opposed by OG&E Holding's Board of Directors. As indicated above, these provisions are the same provisions that previously were adopted by the Company's shareowners.

    The Transfer Agent and Registrar for the Company's Common Stock and OG&E Holding's Common Stock is Liberty Bank and Trust Company of Oklahoma City, N.A.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE RESTRUCTURING.

                                 LEGAL OPINIONS

    Legal opinions in connection with OG&E Holding's Common Stock issued under the Share Acquisition Agreement will be rendered by Gardner, Carton & Douglas, Chicago, Illinois, and Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, counsel for the Company and OG&E Holding. Matters pertaining to local law will be passed upon only by Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, and as to these matters, Gardner, Carton & Douglas will rely on their opinion.

    As of July 31, 1995, members of the firm of Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma owned a beneficial interest in 5,492 shares of Common Stock of the Company, which upon consummation of the Restructuring will be 5,492 shares of OG&E Holding's Common Stock.

                                    EXPERTS

    The consolidated financial statements and schedules incorporated by reference in this Proxy Statement/Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                            PROPOSALS OF SHAREOWNERS

    Any shareowner proposal intended to be presented at the 1996 Annual Meeting of the Company (or OG&E Holding if the Restructuring is consummated) must be received by the Company (or OG&E Holding) on or before November 30, 1995. Proposals received by that date that are proper for consideration at the Annual Meeting and otherwise conforming to the rules of the SEC will be included in the 1996 proxy statement.

                                 OTHER MATTERS

    At the Special Meeting, it is intended that the first item set forth in the accompanying notice and described in this Proxy Statement/Prospectus will be presented. Should any other matter be properly presented at the meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment.

    ANY SHAREOWNER MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S 1994 FORM 10-K BY SUBMITTING A REQUEST IN WRITING TO: MS. IRMA B. ELLIOTT, SECRETARY, OKLAHOMA GAS AND ELECTRIC COMPANY, P.O. BOX 321, 101 NORTH ROBINSON, OKLAHOMA CITY, OKLAHOMA 73101

    No person has been authorized to give any information or to make any representation not contained in this Proxy Statement/Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by either OG&E Holding or the Company. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of OG&E Holding's Common Stock by any person in any jurisdiction or in any circumstance in which such offer would be unlawful. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances create any inference that there has been no change in the affairs of either the Company or OG&E Holding since the date of this Proxy Statement/Prospectus.

                                                                      APPENDIX A

                    AGREEMENT AND PLAN OF SHARE ACQUISITION

    THIS AGREEMENT AND PLAN OF SHARE ACQUISITION (this "Agreement") is between OKLAHOMA GAS AND ELECTRIC COMPANY, an Oklahoma corporation ("OG&E"), the company whose shares will be acquired pursuant to the Share Acquisition described herein, and OG&E HOLDING CORP., an Oklahoma corporation ("Holding Company"), the acquiring company. OG&E and Holding Company are hereinafter referred to, collectively, as the "Companies."

                                  WITNESSETH:

    WHEREAS, the authorized capital stock of OG&E consists of (a) 100,000,000 shares of Common Stock, par value $2.50 per share ("OG&E Common Stock"), of
which            shares are  issued and  outstanding, (b) 675,000  shares of  4%
Cumulative Preferred Stock, par value $20 per share, of which 423,663 shares are issued and outstanding (the "4% Preferred Stock"), (c) 4,000,000 shares of Cumulative Preferred Stock, par value $25 per share, of which no shares are issued and outstanding and (d) 1,865,000 shares of Cumulative Preferred Stock, par value $100 per share, of which 415,000 shares are issued and outstanding (the "$100 Preferred Stock");

    WHEREAS, Holding Company is a wholly-owned subsidiary of OG&E with authorized capital stock consisting of (a) 125,000,000 shares of Common Stock, par value $.01 per share ("Holding Company Common Stock"), of which 10 shares are issued and outstanding and owned of record by OG&E and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding;

    WHEREAS, each share of OG&E Common Stock also represents a Right to purchase one-hundredth of a share of OG&E's Series A Cumulative Preferred Stock, par value $25 per share, in accordance with the Rights Agreement, dated December 11, 1990, between OG&E and The Liberty National Bank and Trust Company of Oklahoma City, and all references herein to OG&E Common Stock shall include such Rights;

    WHEREAS, each share of Holding Company Common Stock also represents a Right to purchase one-hundredth of a share of Holding Company's Series A Preferred Stock, par value $.01 per share, in accordance with the Rights Agreement, dated August 7, 1995, between Holding Company and The Liberty Bank and Trust Company of Oklahoma City, N.A., and all references herein to Holding Company Common Stock shall include such Rights;

    WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareowners that Holding Company acquire each share of issued and outstanding OG&E Common Stock and that such OG&E Common Stock be exchanged for a share of Holding Company Common Stock with the result that Holding Company becomes the owner of all outstanding OG&E Common Stock, all on the terms and conditions hereinafter set forth;

    WHEREAS, the execution and delivery of this Agreement by OG&E and Holding Company and the Share Acquisition (as hereinafter defined) and the related transactions have been approved, to the extent required, by orders, authorizations or approvals, of the Oklahoma Corporation Commission, the Arkansas Public Service Commission and the Federal Energy Regulatory Commission under the Federal Power Act;

    WHEREAS, the Internal Revenue Service has issued a ruling and the Companies have received an opinion of tax counsel with respect to certain federal income tax consequences concerning the Share Acquisition and related transactions;

    WHEREAS, OG&E has obtained all necessary regulatory and other approvals to permit it to own less than 5% of the total outstanding shares of The Arklahoma Corporation; and

    WHEREAS,  the  Boards  of  Directors  of  OG&E  and  Holding  Company   have
recommended that their respective shareowners approve the Share Acquisition and this Agreement.

    NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereinafter contained, the parties hereto agree with respect to the acquisition and exchange provided for herein (the "Share Acquisition") that at the Effective Time (as hereinafter defined) each share of OG&E Common Stock issued and outstanding immediately prior to the Effective Time will be acquired by the Holding Company and exchanged for one share of Holding Company Common Stock, and that the terms and conditions of the Share Acquisition and the method of carrying the same into effect are as follows:

                                   ARTICLE I.

    Subject to the satisfaction of the conditions and obligations of the parties hereto, the Share Acquisition will be effective upon the filing with the Secretary of State of Oklahoma (the "Secretary of State") of a Certificate of Share Acquisition (the "Certificate") with respect to the Share Acquisition or at such later time as may be stated in the Certificate (the time at which the Share Acquisition becomes effective being referred to herein as the "Effective Time").

                                  ARTICLE II.

    At the Effective Time:

    1. subject to the provisions of item 4 below, each share of OG&E Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by the Holding Company and shall be exchanged for one share of Holding Company Common Stock, which shall thereupon be fully paid and non-assessable;

    2. the Holding Company shall become the owner and holder of each issued and outstanding share of OG&E Common Stock so exchanged;

    3. each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of Holding Company Common Stock; and

    4. the former owners of OG&E Common Stock shall be entitled only to receive shares of Holding Company Common Stock as provided herein or to their appraisal rights under 18 O.S. Section1090.1 and 18 O.S. Section1091.

    Outstanding shares of OG&E 4% Preferred Stock and outstanding shares of OG&E $100 Preferred Stock shall not be exchanged or otherwise affected in connection with the Share Acquisition. Each share of OG&E 4% Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Share Acquisition and to be a share of OG&E 4% Preferred Stock. Each share of OG&E $100 Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Share Acquisition and to be a share of OG&E $100 Preferred Stock of the applicable series designation.

                                  ARTICLE III.

    The consummation of the Share Acquisition is subject to the following conditions precedent:

    1. the satisfaction of the respective obligations of the parties hereto in accordance with the terms and conditions herein contained;

    2. the adoption of this Agreement by the requisite vote of the holders of the OG&E Common Stock and OG&E 4% Preferred Stock and by the requisite vote of the shareowner of the Holding Company pursuant to the Oklahoma General Corporation Act (the "Act");

    3. the execution and filing of the Certificate with the Secretary of State pursuant to the Act;

    4. the approval for listing, upon official notice of issuance, by the New York Stock Exchange and the Pacific Stock Exchange, of the Holding Company Common Stock to be issued in accordance with this Agreement;

    5. the consummation of the transaction referred to in the eighth Whereas clause hereof; and

    6. the receipt of such orders, authorizations, approvals or waivers from all jurisdictive regulatory bodies, boards or agencies, in addition to the orders or approvals referred to in the sixth Whereas clause hereof, which are required in connection with the Share Acquisition and related transactions.

                                  ARTICLE IV.

    This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, before or after the approval by the shareowners of either or both of the Companies, by the mutual consent of the Boards of Directors of OG&E and the Holding Company; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected subsequent to approval by the shareowners of this Agreement, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of OG&E materially and adversely affect the shareowners of OG&E.

    This Agreement may be terminated and the Share Acquisition and related transactions abandoned at any time prior to the time the Certificate is filed with the Secretary of State, if the Board of Directors of the Holding Company determines, in its sole discretion, that consummation of the Share Acquisition would be inadvisable or not in the best interests of the Holding Company or its shareowners.

                                   ARTICLE V.

    This Agreement shall be submitted to the holders of OG&E Common Stock and OG&E 4% Preferred Stock and to the shareowner of the Holding Company for approval as provided by the Act. The affirmative vote of the holders of a majority of the outstanding OG&E Common Stock and OG&E 4% Preferred Stock voting together as one voting group and the affirmative vote of the holders of a majority of the OG&E Common Stock voting as a separate voting group are required for the adoption of this Agreement. The affirmative vote of the holder of a majority of the outstanding shares of Holding Company Common Stock is required for the adoption of this Agreement.

                                  ARTICLE VI.

    Following the Effective Time, other than holders of certificates theretofore representing shares of OG&E Common Stock who perfect their appraisal rights under 18 O.S. Section1090.1 and 18 O.S. Section1091, each holder of an outstanding certificate or certificates theretofore representing shares of OG&E Common Stock may, but shall not be required to, surrender the same to Holding Company for cancellation and reissuance of a certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holding Company Common Stock as the shares of OG&E Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented OG&E Common Stock (other than certificates held by holders of OG&E Common Stock who have perfected their appraisal rights under 18 O.S. Section1090.1 and 18 O.S. Section1091), shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Company Common Stock as though such surrender or transfer and exchange had taken place. The holders of OG&E Common Stock at the Effective Time shall have no right to have their shares of OG&E Common Stock transferred on the stock transfer books of OG&E, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

    IN WITNESS, both OG&E and Holding Company, pursuant to authorization given by the Boards of Directors, have caused this Agreement to be executed by a duly authorized officer and the corporate seals to be affixed and attested by the
Secretaries as of                   .

                                          OKLAHOMA GAS AND ELECTRIC COMPANY

                                          By:
                                          --------------------------------------
                                                        PRESIDENT

ATTEST:

--------------------------------------
              SECRETARY

(SEAL)

                                          OG&E HOLDING CORP.

                                          By:
                                          --------------------------------------
                                                        PRESIDENT

ATTEST:

--------------------------------------
              SECRETARY

(SEAL)

                                                                      APPENDIX B

                                FORM OF RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               OG&E HOLDING CORP.
                                       I.

    The name of this corporation shall be "OG&E Holding Corp."

                                      II.

    The address of its Registered Office in the State of Oklahoma is 101 North Robinson, in the City of Oklahoma City, County of Oklahoma and the name of its Registered Agent at such address is Mr. A.M. Strecker.

                                      III.

    The purpose for which this corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.

                                      IV.

    A. AUTHORIZED CAPITAL STOCK. The total number of shares which the corporation shall have the authority to issue shall be 130,000,000 shares, of which 125,000,000 shares shall be Common Stock, par value $.01 per share, and 5,000,000 shares shall be Preferred Stock, par value $.01 per share.

    B. COMMON STOCK. The Board of Directors is hereby authorized to cause shares of Common Stock, par value $.01 per share, to be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors, or by way of stock split pro rata to the holders of the Common Stock. The Board of Directors may also determine the proportion of the proceeds received from the sale of such stock which shall be credited upon the books of the corporation to Capital or Capital Surplus.

    Each share of the Common Stock shall be equal in all respects to every other share of the Common Stock. Subject to any special voting rights of the holders of Preferred Stock fixed by or pursuant to the provisions of Section C of this
Article IV, the shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

    No holder of shares of Common Stock shall be entitled as such as a matter of right to subscribe for or purchase any part of any new or additional issue of stock, or securities convertible into stock, of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.

    After the requirements with respect to preferential dividends on Preferred Stock (fixed by or pursuant to the provisions of Section C of this Article IV), if any, shall have been met and after the corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts (fixed by or pursuant to the provisions of Section C of this Article IV) and subject further to any other conditions which may be fixed by or pursuant to the provisions of Section C of this Article IV, then, but not otherwise, the holders of Common Stock shall be entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors.

    After distribution in full of the preferential amount (fixed by or pursuant to the provisions of Section C of this Article IV), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation, tangible and intangible, of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of Common Stock held by each.

    C. PREFERRED STOCK. Shares of Preferred Stock may be divided into and issued in such series, on such terms and for such consideration as may from time to time be determined by the Board of Directors of the corporation. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of Preferred Stock shall be identical, except as to variations between different series in the relative rights and preferences as permitted or contemplated by the next succeeding sentence. Authority is hereby vested in the Board of Directors of the corporation to establish out of shares of Preferred Stock which are authorized and unissued from time to time one or more series thereof and to fix and determine the following relative rights and preferences of shares of each such series:

        (1) the distinctive designation of, and the number of shares which shall constitute, the series and the "stated value" or "nominal value," if any, thereof;

        (2) the rate or rates of dividends applicable to shares of such series, which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time, and the dividend periods, including the date or dates on which dividends are payable;

        (3) the price at and the terms and conditions on which shares of such series may be redeemed;

        (4) the amount payable upon shares of such series in the event of the involuntary liquidation of the corporation;

        (5) the amount payable upon shares of such series in the event of the voluntary liquidation of the corporation;

        (6) sinking fund provisions for the redemption or purchase of shares of such series;

        (7) the terms and conditions on which shares of such series may be converted, if such shares are issued with the privilege of conversion;

        (8) the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include (i) the right to one or less than one vote per share on any or all matters voted upon by the shareholders and (ii) the right to vote, as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of this corporation in the event there shall have been a failure to pay dividends on any one or more series of Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may determine; provided, however, that in no event shall a share of Preferred Stock have more than one vote; and

        (9) any other such rights and preferences as are not inconsistent with the Oklahoma General Corporation Act.

    No holder of any share of any series of Preferred Stock shall be entitled to vote for the election of directors or in respect of any other matter except as may be required by the Oklahoma General Corporation Act, as amended, or as is permitted by the resolution or resolutions adopted by the Board of Directors authorizing the issue of such series of Preferred Stock.

    D. OTHER PROVISIONS

    (1) The relative powers, preferences, and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Section C of this Article IV, and the consent by class or series vote or otherwise, of the holders of the Preferred Stock or such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them, provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

    (2) Subject to the provisions of paragraph 1 of this Section D, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

    (3) Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

    (4) No holder of any of the shares of any class or series of shares or securities convertible into such shares of any class or series of shares, or of options, warrants or other rights to purchase or acquire shares of any class or series of shares or of other securities of the corporation shall have any preemptive right to purchase, acquire, subscribe for any unissued shares of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for shares of any class or series, or carrying any right to purchase or acquire shares of any class or series, but any such unissued shares, additional authorized issue of shares of any class or series of shares or securities convertible into or exchangeable for shares, or carrying any right to purchase or acquire shares, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

    (5) The corporation reserves the right to increase or decrease its authorized capital shares, or any class or series thereof or to reclassify the same and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation or in any amendment thereto, in the manner now or hereafter prescribed by law, but subject to such conditions and limitations as are hereinbefore prescribed, and all rights conferred upon shareholders in the Certificate of Incorporation of this corporation, or any amendment thereto, are granted subject to this reservation.

                                       V.

    The name and mailing address of the sole incorporator is:

                               Ms. Nina Zalenski
                       321 North Clark Street, Suite 3300
                            Chicago, Illinois 60610

                                      VI.

    A. VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

    (1) In addition to any affirmative vote required by law or this Article VI or any other Article hereof, and except as otherwise expressly provided in Section B of this Article VI:

        (a) any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

        (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value of $25,000,000 or more; or

        (c) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $25,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the corporation or any Subsidiary which were not acquired by such Interested Shareholder (or such Affiliate) from the corporation or a Subsidiary; or

        (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

        (e) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into stock of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Article VI, each share of the Voting Stock shall have the number of votes granted to it pursuant to Article IV hereof). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, by any provision hereof, or in any agreement with any national securities exchange or otherwise.

    (2) The term "Business Combination" as used in this Article VI shall mean any transaction which is referred to in any one or more subparagraphs (a) through (e) of paragraph 1 of this Section A.

    B. WHEN HIGHER VOTE IS  NOT REQUIRED.  The provisions  of Section A of  this
Article VI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of any Article hereof, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

    (1) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

    (2) All of the following conditions shall have been met:

        (a) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

           I.    (if applicable)  the Highest  Per  Share Price  (as hereinafter defined) (including the brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (X) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (Y) in the transaction in which it became an Interested Shareholder, whichever is higher; and

           II. the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Article VI as the "Determination Date"), whichever is higher.

        (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock other than the Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class or series of outstanding Voting Stock, whether or not the Interested Shareholder beneficially owns any shares of a particular class or series of Voting Stock):

           I. (if applicable) the Highest Per Share Price (as hereinafter defined) (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Stock beneficially owned by the Interested Shareholder which were acquired beneficially by such Interested Shareholder (X) within the two-year period immediately prior to the Announcement Date or (Y) in the transaction in which it became an Interested Shareholder, whichever is higher;

           II. (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

           III. the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

        (c) The consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Shareholder and, if the Interested Shareholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired by it prior to the Announcement Date.

        (d) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation; (ii) there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and (iii) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

        (e) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionally as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

        (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

    C. CERTAIN DEFINITIONS.  For the purposes of this Article VI:

    (1) A "person" shall mean any individual, firm, corporation or other entity.

    (2) "Interested Shareholder" shall mean any person (other than the corporation or any Subsidiary) who or which:

        (a) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

        (b) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

        (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

    (3) A person shall be a "beneficial owner" of any Voting Stock:

        (a) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

        (b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

        (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock.

    (4) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph 2 of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3 of this Section C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise.

    (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations, under the Securities Exchange Act of 1934, as in effect on November 16, 1995.

    (6) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation or by a Subsidiary of the corporation or by the corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph 2 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

    (7) "Disinterested Director" means any member of the Board of Directors of the corporation who is unaffiliated with, and not a nominee or representative of, the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee or representative of, the Interested Shareholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

    (8) "Fair Market Value" means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and (b) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

    (9) References to "Highest Per Share Price" shall in each instance, with respect to any class of stock, reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

    (10) In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (a) and (b) of paragraph 2 of Section B of this Article VI shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

    D. POWERS OF THE BOARD OF DIRECTORS. A majority of the Disinterested Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $25,000,000 or more and (e) whether the requirements of Section B of this Article VI have been met.

    E. NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED SHAREHOLDERS. Nothing contained in this Article VI shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

    F.  AMENDMENT  OR  REPEAL.   Notwithstanding  any other  provisions  of this
Article VI or of any other Article hereof, or of the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article VI, any other Article hereof, or the By-laws of the corporation), the provisions of this Article VI may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding Voting Stock, voting together as a single class.

                                      VII.

    A. ELECTION AND TERMS OF DIRECTORS. Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws of the corporation, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1996, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1997, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 1998, with each class to hold office until its successor is elected and qualified. At each annual meeting of shareholders of the corporation and except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

    B.  SHAREHOLDER  NOMINATION  OF  DIRECTOR  CANDIDATES  AND  INTRODUCTION  OF
BUSINESS. Advance notice of shareholder nominations for the election of directors, and advance notice of business to be brought by shareholders before an annual meeting of shareholders, shall be given in the manner provided in the By-laws of the corporation.

    C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances: (i) newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors; (ii) any director elected in accordance with the preceding clause
(i) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified; and (iii) no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

    D. REMOVAL. Except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally, voting together as a single class. Whenever in this Article VII or in
Article VIII hereof or in Article IX hereof, the phrase "the then outstanding shares of the corporation's stock entitled to vote generally" is used, such phrase shall mean each then outstanding share of Common Stock and of any other class or series of the corporation's stock that is entitled to vote generally in the election of directors and whose voting privileges are not generally restricted by any of the provisions of any Article hereof.

    E. AMENDMENT  OR  REPEAL.   Notwithstanding  any other  provisions  of  this
Article VII or of any other Article hereof or of the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article VII, any other Article hereof, or the By-laws of the corporation), the provisions of this Article VII may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally, voting together as a single class.

                                     VIII.

    Any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of such holders and, except as otherwise mandated by Oklahoma law, may not be effected without such a meeting by any consent in writing by such holders. Except as otherwise mandated by Oklahoma law and except as may otherwise be provided in or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, special meetings of shareholders of the corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the President of the corporation. Notwithstanding any other provisions of this Article VIII or of any other Article hereof or of the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article VIII, any other Article hereof, or the By-laws of the corporation), the provisions of this Article VIII may not be altered amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally, voting together as a single class.

                                      IX.

    The Board of Directors shall have power to adopt, amend and repeal the By-laws of the corporation to the maximum extent permitted from time to time by Oklahoma law; provided, however, that any By-laws adopted by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the shareholders having voting power with respect thereto, except that, and notwithstanding any other provisions of this Article IX or of any other Article hereof or of the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article IX, any other Article hereof or the By-laws of the corporation), no provision of Section 1.1 of Article 1 of the By-Laws, or of
Section  4.2, Section 4.12 or  Section 4.14 of Article IV  of the By-laws, or of
Section 5.2 or Section 5.3 of the By-laws may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally, voting together as a single class. Notwithstanding any other provisions of this Article IX or of any other Article hereof or of the By-laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified from time to time by law, this Article IX, any other Article hereof or the By-laws of the corporation), the provisions of this
Article IX may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally, voting together as a single class.

                                       X.

    A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the Oklahoma General Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the Oklahoma General Corporation Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Oklahoma General Corporation Act, as so amended.

    Any repeal or modification of the foregoing paragraph by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                      XI.

    A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who had ceased to be a director, officer or employee and shall inure to the benefit of the indemnitee's heirs, executor and administrators; provided, however, that, except as provided in Section B of this
Article XI with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. Any person who is or was a director or officer of a subsidiary of the corporation shall be deemed to be serving in such capacity at the request of the corporation for purposes of this Article XI. The right to indemnification conferred in this Article shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Oklahoma General Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service with respect to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise. The rights to indemnification and advancement of expenses conferred in this Section A shall be a contract right.

    B.  RIGHT OF INDEMNITEE TO BRING  SUIT.  If a claim  under Section A of this
Article XI is not paid in full by the corporation within sixty days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in (ii) any suit by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Oklahoma General Corporation Act. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Oklahoma General Corporation Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article XI or otherwise shall be on the corporation.

    C. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, any By-law, any agreement, any vote of shareholders or disinterested directors or otherwise.

    D. INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Oklahoma General Corporation Act.

    E. INDEMNIFICATION OF AGENTS. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the corporation and to any person serving at the request of the corporation as an agent of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors, officers and employees of the corporation.

    F. REPEAL OR MODIFICATION. Any repeal or modification of any provision of this Article XI by the shareholders of the corporation shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                                      XII.

    Of the then unallotted shares of Preferred Stock described in Article IV hereof, the Board of Directors on August 7, 1995, established a series of Preferred Stock in the amount and with the designation, voting powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions as follows:

    Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Preferred Stock" and the number of shares constituting such series shall be 1,250,000. Shares of Series A Preferred Stock shall have a par value of $.01 per share.

    Section  2.  DIVIDENDS AND DISTRIBUTIONS.

    (A) Subject to the possible prior and superior rights of the holders of any shares of preferred stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose: (i) quarterly dividends payable in cash on January 20, April 20, July 20 and October 20 in each year (each such date being a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of such share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends declared on shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a share of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per share equal to 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a share of Series A Preferred Stock. If the Quarterly Dividend Payment Date is a Saturday, Sunday or legal holiday, then such Quarterly Dividend Payment Date shall be the first immediately preceding calendar day which is not a Saturday, Sunday or legal holiday. In the event that the Company shall at any time after August 7, 1995 (the "Rights Declaration Date") (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case, the amount to which the holder of a share of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event, and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) The Company shall declare a dividend or distribution on shares of Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, HOWEVER, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    (C) Dividends shall begin to accrue and shall be cumulative on each outstanding share of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such share of Series A Preferred Stock, unless the date of issuance of such share is prior to the record date for the first Quarterly Dividend Payment Date, in which case, dividends on such share shall begin to accrue from the date of issuance of such share, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

    (D) Dividends payable on the Series A Preferred Stock for the initial dividend period and for any period less than a full quarterly period, shall be computed on the basis of a 360-day year of 30-day months.

    Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

    (A) Each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Company.

    (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

    (C) If at the time of any annual meeting of shareholders for the election of directors a "default in preference dividends" on the Series A Preferred Stock shall exist, the holders of the Series A Preferred Stock shall have the right at such meeting, voting together as a single class, to the exclusion of the holders of Common Stock, to elect two (2) directors of the Company. Such right shall continue until there are no dividends in arrears upon the Series A Preferred Stock. Either or both of the two directors to be elected by the holders of the Series A Preferred Stock may be to fill a vacancy or vacancies created by an increase by the Board of Directors in the number of directors constituting the Board of Directors. Each director elected by the holders of Preferred Stock (a "Preferred Director") shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding Series A Preferred Stock voting together as a single class, at a meeting of the shareholders or of the holders of Preferred Stock called for the purpose. So long as a default in preference dividends on the Series A Preferred Stock shall exist, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Company and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Stock voting together as a single class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. For the purposes hereof, a "default in preference dividends" on the Preferred Stock shall be deemed to have occurred whenever the amount of accrued and unpaid dividends upon the Series A Preferred Stock shall be equivalent to six (6) full quarterly dividends or more, and having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all Series A Preferred Stock then outstanding shall have been paid to the end of the last preceding quarterly dividend period. The provisions of this paragraph (C) shall govern the election of Directors by holders of Series A Preferred Stock during any default in preference dividends notwithstanding any provisions of the Company's Certificate of Incorporation to the contrary.

    (D) Except as set forth herein, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

    Section  4.  CERTAIN RESTRICTIONS.

    (A) Until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Company shall not:

        (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

        (ii) declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on shares of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Series A Preferred Stock and all such shares are then entitled;

       (iii) redeem or purchase or otherwise acquire for consideration shares of any junior stock, PROVIDED, HOWEVER, that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any other junior stock;

       (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

    (B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

    Section 5. REQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation of the Company creating a series of Preferred Stock or any similar shares or as otherwise required by law.

    Section  6.  LIQUIDATION, DISSOLUTION OR WINDING UP.

    (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distributions shall be made (i) to the holders of shares of junior stock unless the holders of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $100.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (b) an amount per share equal to 100 times the aggregate per share amount to be distributed to holders of shares of Common Stock or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on shares of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series A Preferred Stock are entitled under clause
(i)(a) of this Sentence and to which the holders of shares of such parity stock are entitled, in each case, upon such liquidation, dissolution or winding up.

    (B) In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or
(iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case, the aggregate amount to which holders of Series A

Preferred Stock were entitled immediately prior to such event pursuant to clause
(i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Commons Stock that are outstanding immediately after such event, and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case, each share of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Company shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case, the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event, and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

    Section 8. REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

    Section 9. RANKING. The shares of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Company as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

    Section 10. AMENDMENT. The provisions of this Certificate of Designation shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation, in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

    Section 11. FRACTIONAL SHARES. The Series A Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions, and to have the benefit of all other rights of holders of Series A Preferred Stock.

    Section 12. CERTAIN DEFINITIONS. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

    (A) The term "junior stock" (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Company hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends, and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Company over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company.

    (B) The term "parity stock" (i) as used in Section 4, shall mean any class or series of stock of the Company hereafter authorized or issued ranking PARI PASSU with the Series A Preferred Stock as to dividends, and (ii) as used in
Section 6, shall mean any class or series of stock of the Company ranking PARI PASSU with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

                                                                      APPENDIX C

                 PROVISIONS OF OKLAHOMA GENERAL CORPORATION ACT
                 RELATING TO APPRAISAL RIGHTS FOR SHAREHOLDERS

1090.1 SHARE ACQUISITION

    G. Any shareholder whose shares are to be acquired pursuant to an agreement of acquisition adopted and approved in accordance with this section and who has complied with the procedural steps specified in subsection D of Section 1091 of this title for mergers and consolidations and who has neither voted in favor of the share acquisition nor consented thereto in writing shall be entitled to an appraisal by the district court of the fair value of his shares in compliance with the same provisions and procedures and with the same rights and limitations as set out in subsections E through K of Section 1091 of this title.

1091 APPRAISAL RIGHTS

    A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of his shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

    B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Sections 1081, 1082, 1086, 1087, or 1091.1 of this title or Section 12 of this act.

    2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

           (1) listed on a national securities exchange; or

           (2) held of record by more than two thousand shareholders.

        b. In addition, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

    3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086 or 1087 of this title to accept for such stock anything except:

        a. shares of stock of the corporation surviving or resulting from such merger or consolidation; or

        b. shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than two thousand shareholders; or

        c. cash in lieu of fractional shares of the corporations described in subparagraphs a and b of this paragraph; or

        d. any combination of the shares of stock and cash in lieu of the fractional shares described in subparagraphs a, b and c of this paragraph.

    4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

    C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

    D.  Appraisal rights shall be perfected as follows:

    1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

    2. If the merger or consolidation was approved pursuant to the provisions of Section 1073 or 1083 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within ten
(10) days thereafter, shall notify each of the shareholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the shareholder at the address of the shareholder as it appears on the records of the corporation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the shares of the shareholder.

    E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders.

Provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

    F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after such service, shall file in the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

    G. At the hearing on such petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the court may dismiss the proceedings as to such shareholder.

    H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if such is required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

    I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

    J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

    K. From and after the effective date of the merger or consolidation, no shareholder who has demanded the appraisal rights of the shareholder as provided for in subsection D of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Provided, however, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

    L. The shares of the surviving or resulting corporation into which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

                    SUMMARY OF SHAREOWNERS RIGHTS AGREEMENT
                                OF OG&E HOLDING

    On August 7, 1995, the Board of Directors of OG&E Holding declared a dividend of one Preferred Stock purchase right (a "Right" or "Rights") for each outstanding share of Common Stock of OG&E Holding. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between OG&E Holding and Liberty Bank and Trust Company of Oklahoma City, N.A., as Rights Agent (the "Rights Agent"). Initially, (i) the Rights will not be exercisable, (ii) certificates will not be sent to shareowners, (iii) the Rights will be evidenced by the OG&E Holding Common Stock certificates, (iv) the Rights will automatically trade with the OG&E Holding Common Stock, (v) the Rights will be transferred with and only with such OG&E Holding Common Stock certificates,
(vi) new OG&E Holding Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (vii) the surrender for transfer of any certificates for OG&E Holding Common Stock outstanding will also constitute the transfer of the Rights associated with the OG&E Holding Common Stock represented by such certificate. The Rights will become exercisable on the "Distribution Date," which is the close of business on the earlier of:

    (i) the tenth day after a public announcement (or, if earlier, the date a majority of the Board of Directors of OG&E Holding becomes aware) that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of Common Stock or other securities of OG&E Holding representing 20% or more of the voting power of all securities of OG&E Holding then outstanding generally entitled to vote for the election of directors ("Voting Power") (such person or group being called an "Acquiring Person" and such date of first public announcement being called the "Stock Acquisition Date"), or

    (ii) the tenth day after the commencement of, or public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the ownership of 20% or more of the outstanding Voting Power (the earlier of the dates in clause (i) or (ii) being called the "Distribution Date").

    When the Rights initially become exercisable, each Right will entitle the holder of record to purchase from OG&E Holding one one-hundredth of a share of Series A Preferred Stock, par value $.01 per share ("Preferred Stock"), of OG&E Holding, at a price of $95 per one one-hundredth of a share (the "Purchase Price"), although the price and the securities to be purchased are subject to adjustment as described below. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of OG&E Holding Common Stock as of the close of business on the Distribution Date, and such separate certificates alone will evidence the Rights from and after the Distribution Date.

    Even if they have acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Voting Power of OG&E Holding, each of the following persons (an "Exempt Person") will not be deemed to be an Acquiring
Person: (i) the Company, any subsidiary of OG&E Holding, any employee benefit plan or employee stock plan of OG&E Holding, of any subsidiary of OG&E Holding or of the Company; and (ii) any person who becomes an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of OG&E Holding Common Stock, unless and until such person shall become the beneficial owner of, or make a tender offer for any additional shares of OG&E Holding Common Stock.

    As stated above, the Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on December 11, 2000, unless earlier redeemed or exchanged by OG&E Holding as described below. In order to protect the value of the Rights to the holders, the Purchase Price and the number of shares of Preferred Stock (or other securities or property) issuable upon exercise of the Rights are subject to adjustment from time to time (i) in the event of a stock dividend on, or a subdivision, combination or
reclassification    of,    OG&E    Holding's   Common    Stock    or   Preferred

Stock, (ii) upon the grant to holders of the OG&E Holding Preferred Stock of certain rights or warrants to subscribe for OG&E Holding Preferred Stock or convertible securities at less than the current market price of the OG&E Holding Preferred Stock or (iii) upon the distribution to holders of the OG&E Holding Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in OG&E Holding Preferred Stock) or of subscription rights or warrants (other than those referred to above). These adjustments are called anti-dilution provisions and are intended to ensure that a holder of Rights will not be adversely affected by the occurrence of such events. With certain exceptions, OG&E Holding is not required to adjust the Purchase Price until cumulative adjustments require a change of at least 1% in the Purchase Price.

    In the event (i) any person (other than an Exempt Person) becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of OG&E Holding Common Stock that the independent directors determine prior to the time such offer is made to be fair to and otherwise in the best interest of OG&E Holding and its shareowners) or (ii) any Exempt Person who is the beneficial owner of 20% or more of the outstanding Voting Power of OG&E Holding fails to continue to qualify as an Exempt Person, then each holder of record of a Right, other than the Acquiring Person, will thereafter have the right to receive, upon payment of the Purchase Price, OG&E Holding Common Stock (or, in certain circumstances, cash, property or other securities of OG&E Holding) having a market value at the time of the transaction equal to twice the Purchase Price. Rights are not exercisable following such event, however, until such time as the Rights are no longer redeemable by OG&E Holding as set forth below. Any Rights that are or were at any time, on or after the Distribution Date, beneficially owned by an Acquiring Person shall become null and void.

    For example, at a Purchase Price of $95 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $190 worth of OG&E Holding Common Stock (or other consideration, as noted above) for $95. Assuming that the OG&E Holding Common Stock had a per share value of $40 at such time, the holder of each valid Right would be entitled to purchase 4.75 shares of OG&E Holding Common Stock for $95.

    Subject to certain limited exceptions, if (i) OG&E Holding is acquired after the Stock Acquisition Date in a merger or other business combination (in which any shares of OG&E Holding's Common Stock are changed into or exchanged for other securities or assets) or (ii) more than 50% of the assets or earning power of OG&E Holding and its subsidiaries (taken as a whole) are sold or transferred after the Stock Acquisition Date in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

    To the extent that insufficient shares of Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of OG&E Holding Common Stock to the extent available and then other securities of OG&E Holding, including units of shares of Preferred Stock with terms substantially comparable to those of the OG&E Holding Common Stock, property, debt securities, or cash, in proportions determined by OG&E Holding, so that the aggregate value received is equal to twice the Purchase Price. OG&E Holding, however, shall not be required to issue any cash, property or debt securities upon exercise of the Rights to the extent their aggregate value would exceed the amount of cash OG&E Holding would otherwise be entitled to receive upon exercise in full of the then exercisable Rights.

    No fractional shares of OG&E Holding Preferred Stock or OG&E Holding Common Stock will be required to be issued upon exercise of the Rights and, in lieu thereof, a payment in cash may be made to the holder of such Rights equal to the same fraction of the current market value of a share of OG&E Holding Preferred Stock or, if applicable, OG&E Holding Common Stock.

    At any time until the earlier of (i) ten days after the Stock Acquisition Date (subject to extension by the OG&E Holding Board of Directors) or (ii) the date the Rights are exchanged pursuant to the

Rights Agreement, OG&E Holding may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of OG&E Holding authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon.

    At any time after any person becomes an Acquiring Person, the OG&E Holding Board of Directors may, at its option, exchange all or part of the outstanding Rights (other than Rights held by the Acquiring Person and certain related parties) for shares of OG&E Holding Common Stock at an exchange ratio of one share of OG&E Holding Common Stock per Right (subject to certain anti-dilution adjustments). The OG&E Holding Board may not effect such an exchange, however, at any time any person or group owns 50% or more of the Voting Power of OG&E Holding. Immediately after the OG&E Holding Board orders such an exchange, the right to exercise the Rights shall terminate and the holders of Rights shall thereafter only be entitled to receive shares of OG&E Holding Common Stock at the applicable exchange ratio.

    Under presently existing federal income tax law, the issuance of the Rights is not taxable to OG&E Holding or to shareowners and will not change the way in which shareowners can presently trade OG&E Holding shares of Common Stock. If the Rights should become exercisable, shareowners, depending on then existing circumstances, may recognize taxable income.

    The Rights Agreement may be amended by the Board of Directors of OG&E Holding. After the Distribution Date, however, the provisions of the Rights Agreement may be amended by the OG&E Holding Board only to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or an affiliate or associate of an Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. In addition, no supplement or amendment may be made which changes the Redemption Price, the final expiration date, the Purchase Price or the number of one one-hundredths of a share of OG&E Holding Preferred Stock for which a Right is exercisable, unless at the time of such supplement or amendment there has been no occurrence of a Stock Acquisition Date and such supplement or amendment does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an associate or affiliate of an Acquiring Person).

    Until a Right is exercised, the holder, as such, will have no rights as a shareowner of the Company, including, without limitation, the right to vote or to receive dividends. A copy of the Rights Agreement has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated in this summary description herein by reference.

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 1031 of Title 18 of the Annotated Oklahoma Statutes provides that the Company and OG&E Holding may, and in some circumstances must, indemnify the directors and officers of the Company and OG&E Holding against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. Substantially similar provisions that require such indemnification are contained in the Company's Restated Certificate of Incorporation (filed as Exhibit 4.01 to the Company's Registration Statement No. 33-59805) and the OG&E Holding Certificate of Incorporation (included as Appendix B to this Proxy Statement/Prospectus), which are incorporated herein by this reference. The Company's Restated Certificate of Incorporation and the OG&E Holding Certificate of Incorporation also contain provisions limiting the liability of their officers and directors in certain instances. The Company and OG&E Holding each have an insurance policy covering its directors and officers against certain personal liability which may include liabilities under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
  NUMBER
-----------
      2.01   Plan and Agreement of Share Acquisition (included as Appendix A to the Proxy Statement/ Prospectus)
      3(i)   Certificate of Incorporation of OG&E Holding Corp.
  3(ii)      By-Laws of OG&E Holding Corp.
       4.01  Rights Agreement, dated August 7, 1995 between OG&E Holding Corp. and Liberty Bank and Trust
              Company of Oklahoma City, N.A., as Rights Agent.
       5.01  Opinion of counsel as to legality of stock offered hereby
      12.01  Computation of ratios
      23.01  Consent of counsel
      23.02  Consent of accountants
      23.03  Consent of individuals named to become directors of OG&E Holding (to be filed by Amendment)
      99.01  Form of Proxy card to be furnished to the shareowners of the Company
      99.02  Restated Certificate of Incorporation of OG&E Holding Corp. as of the effective date of the
              Restructuring (included as Appendix B to the Proxy Statement/Prospectus)
        (b)  No Financial Statement Schedules are required to be filed in connection with the registration statement.
        (c)  No information provided pursuant to Item 4(b) is required to be filed in connection with this registration statement.

ITEM 22.  UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 9th day of August, 1995.

                                          OG&E HOLDING CORP.
                                          (Registrant)

                                          By    James G. Harlow, Jr.

    Pursuant to the Requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  ------------------------------------  -------------------

                 James G. Harlow, Jr.                   Principal Executive Officer and         August 9, 1995
                                                         Director

                    A. M. Strecker                      Principal Accounting and Financial      August 9, 1995
                                                         Officer and Director

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                                                                      PAGE
-----------                                                                                                   -----
      2.01   Plan and Agreement of Share Acquisition (included as Appendix A to the Proxy Statement/
              Prospectus)................................................................................
      3(i)   Certificate of Incorporation of OG&E Holding Corp...........................................
  3(ii)      By-Laws of OG&E Holding Corp................................................................
       4.01  Rights Agreement, dated August 7, 1995 between OG&E Holding Corp. and Liberty Bank and Trust
              Company of Oklahoma City, N.A., as Rights Agent............................................
       5.01  Opinion of counsel as to legality of stock offered hereby...................................
      12.01  Computation of ratios.......................................................................
      23.01  Consent of counsel..........................................................................
      23.02  Consent of accountants......................................................................
      23.03  Consent of individuals named to become directors of OG&E Holding (to be filed by
              Amendment).................................................................................
      99.01  Form of Proxy card to be furnished to the shareowners of the Company........................
      99.02  Restated Certificate of Incorporation of OG&E Holding Corp. as of the effective date of the
              Restructuring (included as Appendix B to the Proxy Statement/Prospectus)...................